Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

Dated as of November 7, 2008

among

PLAINS CAPITAL CORPORATION,

PLAINSCAPITAL BANK,

FIRST SOUTHWEST HOLDINGS, INC.

and

HILL A. FEINBERG

as Stockholders’ Representative

i

(continued)

(continued)

(continued)

(continued)

v

LIST OF EXHIBITS

Exhibit A	Certain Class Action Litigation Matters
Exhibit B	Earnout Calculation Table
Exhibit C	FIRPTA Certificate
Exhibit D	Certificate of Formation
Exhibit E	Limited Liability Company Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 7, 2008, is among Plains Capital Corporation, a Texas corporation (“Parent”), PlainsCapital Bank, a Texas banking association (the “Bank”), that will form, and assign its rights and obligations hereunder to, FSWH Acquisition LLC, a Delaware limited liability company that will be a wholly-owned direct Subsidiary (as defined below) of Bank (“Merger Sub”), First Southwest Holdings, Inc., a Delaware corporation (the “Company”), and Hill A. Feinberg, as Stockholders’ Representative.

RECITALS

A. Parent, Bank and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement, the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, the Company will merge into Merger Sub and will cease to exist and Merger Sub, as the surviving entity, will continue as a wholly-owned direct Subsidiary of Bank.

B. This Agreement has been approved by the respective boards of directors of Parent, Bank and the Company and prior to Closing will be adopted and approved by Bank, as the sole member of Merger Sub.

C. Concurrently with the execution and delivery of this Agreement, PlainsCapital Equity, LLC, a Texas limited liability company (“PCEquity”), and the Company have executed that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of the date hereof.

D. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of (i) First Southwest Partners, Ltd., a Texas limited partnership (the “Partnership”), (ii) Hill A. Feinberg, John Massey, Mike Marz, Paul Bass and the Company (in its capacity as a limited partner of the Partnership) (collectively, the “Limited Partners”), (iii) First Southwest Management, Inc., a Texas corporation (the “General Partner”), and (iv) Mike Bartolotta and Boyd London (together with the Partnership, the Limited Partners and the General Partner, the “Lock-Up Stockholders”) are entering into lock-up agreements (the “Lock-Up Agreements”).

E. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used herein the following terms not otherwise defined have the following respective meanings:

“Acquisition Proposal” means any agreement, offer or proposal (other than this Agreement, the Merger, the Stock Purchase Agreement and any other offer or proposal made by Parent) (but including any proposal from or to the Company Stockholders) relating to or involving: (a) any direct or indirect acquisition or purchase (in any single transaction or series of related transactions) from any Target Company or any acquisition by any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (in any single transaction or series of related transactions) of securities representing more than 15% of the outstanding securities of any class of voting securities of any Target Company; (b) any tender offer or exchange offer, recapitalization, share exchange, reorganization or similar transaction that, if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons beneficially owning securities representing more than 15% of the outstanding securities of any class of voting securities of any Target Company; (c) the issuance by any Target Company of securities representing more than 15% of the outstanding securities of any class of voting securities of such Target Company (in any single transaction or series of related transactions); (d) any merger, consolidation, share exchange, business combination, direct or indirect sale, mortgage, pledge, lease, exchange, transfer, license, acquisition or disposition (in any single transaction or series of related transactions) of any business or businesses or of assets or rights that constitute or account for 15% or more of the consolidated net revenues, net income or assets of any Target Company; or (e) any liquidation or dissolution of any Target Company.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise to direct the policies or management of a Person.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“ARS” means the portfolio of auction rate securities held by FSC or any of its Affiliates issued through the Federal Family Education Loan Program together with the Repurchased FINRA Settlement ARS.

“ARS Loss Share Equivalent” means that number, rounded up to the nearest whole number, of Escrowed Earnout Shares equal to the quotient of: (i) the amount of ARS Losses for which Parent has not been reimbursed from the Excess Dividend Amount pursuant to Section 2.8(d) divided by (ii) $34.00.

“ARS Losses” means any and all damages, losses, claims, obligations, expenses, demands, assessments, penalties, liabilities, costs, judgments, and disbursements (including disbursements, expenses and reasonable fees of attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation and preparation, and costs of settlement) of any kind whatsoever, whether fixed or contingent, suffered or incurred by the Target Companies in connection with the marketing or sale of auction rate securities (including (A) the difference between (i) the amount of interest collected on any Liquidity Loans and (ii) the amount of interest that would have been charged on such Liquidity Loans at the Base Rate of interest in effect on the respective dates FSC or its Affiliate enters into such Liquidity Loans and (B) any “make whole” payments made by FSC or its Affiliates to such customers or former customers (including customers that sold auction rate securities below par between February 28, 2008 and the date of the FINRA Settlement).

“Base Rate” means for any Business Day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such Business Day as publicly announced from time to time by the Bank as its “prime rate.” The “prime rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Dallas, Texas are authorized or obligated to close.

“CFTC” means the Commodities and Futures Trading Commission.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“COBRA” means the health insurance and health benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§1161, et seq., and any similar, applicable state laws.

“Commitment” means (a) any outstanding, authorized or contemplated (as evidenced by minutes of a Person’s governing body) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other similar rights or Contracts that could require a Person to sell or otherwise issue any of its Equity Interests, to repurchase or redeem any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other outstanding or authorized securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for or otherwise acquire any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational and governing documents; and (d) any outstanding, authorized or contemplated (as evidenced by minutes of a Person’s governing body) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which any Target Company is a party, (b) by which any Target Company or any of its assets is or may become bound or under which such Target Company has, or may become subject to, any obligation or (c) under which any Target Company has or may acquire any right or interest.

“Company Employee” means any current or former employee, consultant, independent contractor or director of any Target Company.

“Company Employee Plan” means any plan, whether written or oral, sponsored, established, maintained or contributed to or required to be contributed to currently, or at any time within the six (6) year period preceding the Closing Date, by any of the Target Companies for the benefit of any current or former employee or director, or any beneficiary thereof, of the Target Companies, or for which any of the Target Companies has any liability, contingent or otherwise, including: any “employee benefit plan” as defined by Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be materially adverse to the Company’s (i) business, (ii) operations, (iii) assets, (iv) liabilities, (v) financial condition, or (vi) results of operations (including EBITDA or cash flow), in each case, of the Company and its Subsidiaries taken as a whole; provided, that none of the following shall be deemed, singly or in the aggregate, to constitute a Company Material Adverse Effect: any result, occurrence, fact, change, event or effect resulting from (a) any factors generally affecting the economy or the financial or securities markets other than any such factors that have had an adverse and disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to comparable participants in the industries in which the Company and its Subsidiaries conduct their businesses; (b) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (c) changes in Law or GAAP; (d) the announcement of this Agreement and the transactions contemplated hereby; (e) any losses to the Company arising from the sale of the City of Lewisville bonds; (f) legal expenses arising from the class action litigation listed on Exhibit A hereto; or (g) expenses related to the Company’s sale process, including expenses related to the Merger, provided that the expenses contemplated by this subsection (g) do not exceed $2,750,000 in the aggregate.

“Company Stock Option Plan” means the First Southwest Holdings, Inc. 2000 Incentive and Nonstatutory Stock Option Plan, as restated effective October 1, 2002.

“Company Stockholder” means any holder of record of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the transactions and other matters contemplated by the Agreement and the Related Agreements.

“Contract” means any written, oral or other agreement, arrangement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” means any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, releases or threatened releases of hazardous materials.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto; (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto; and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excess Dividend Amount” means the dividends actually distributed to Company Stockholders pursuant to Section 2.8(d) between the Closing Date and the Earnout Distribution Date less the total dividends (representing those dividends deposited with the Escrow Agent pursuant to Section 2.8(d) as well as those dividends actually distributed to Company Stockholders pursuant to Section 2.8(d)) paid on those Escrowed Earnout Shares that are released on the Earnout Distribution Date; provided, that such number shall not be a negative number.

“Excess Dividend Share Equivalent” means that number, rounded up to the nearest whole number, of Escrowed Earnout Shares equal to the quotient of: (i) the Excess Dividend Amount for which Parent has not been reimbursed pursuant to Section 2.8(d) divided by (ii) $34.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

“Federal Funds Rate” means, for any Business Day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such Business Day.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“FINRA” means the Financial Industry Regulatory Authority.

“FINRA Settlement” means any settlement pursuant to a Letter of Acceptance Waiver and Consent between FINRA and FSC, in form and substance reasonably satisfactory to Parent, that resolves comprehensively FINRA’s auction rate securities investigation of FSC, whether or not such settlement incorporates the terms of the FINRA Settlement Term Sheet dated September 15, 2008.

“FSA” means the Financial Services Authority.

“FSC” means First Southwest Company, a Delaware corporation.

“GAAP” means United States generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the applicable fiscal year.

“GNU General Public License” means any version of the General Public License found at www.gnu.org.

“Good Operating Practices” means the practices, methods, and acts generally engaged in or approved by a significant portion of the industry in which Parent or the Company, as applicable, operate in the United States for similarly situated businesses in the United States during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would reasonably be expected to accomplish the desired result in a manner consistent with Law, regulation, reliability, safety, environmental protection, economy and expedition, and taking into consideration the requirements of the Material Contracts and the other contracts and agreements affecting the operation of the Company. Good Operating Practices are not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather to include a spectrum of possible practices, methods, or acts generally acceptable in the region where the Company operates during the relevant period in light of the circumstances.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means (a) any sovereign, federal, state or local government; (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or custodial authority or power with respect to Taxes; and (c) any court or governmental tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) with respect to any Person that is not an individual and subject to the following two sentences, the actual knowledge of such Person’s directors and executive officers and all other officers having responsibility relating to the applicable matter and (ii) in the case of an individual, actual knowledge. “Knowledge” with respect to the Company means the actual knowledge of Hill Feinberg, Allen Custard, Michael Marz, David Brayshaw, Jack Adams, John Muschalek and David Commons. “Knowledge” with respect to Parent means the actual knowledge of Alan White, De Pierce, Jerry Schaffner and Jeff Isom.

“Laws” means any federal, state, municipal, local, foreign, international, multinational or local law, statute, constitution, principle of common law, code, edict, decree, ordinance, rule, regulation, resolution, Order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any action, charge, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liquidity Loan” means any loan made to provide liquidity to customers or former customers of FSC or its Affiliates or Subsidiaries pursuant to any FINRA Settlement.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

“Municipal Derivative Litigation Liabilities” means any and all damages, losses, claims, obligations, demands, assessments, penalties, liabilities, costs of settlement, judgments, and disbursements (but specifically excluding all fees and expenses of attorneys, accountants and other professional advisors) suffered or incurred by the Target Companies in connection with any class action litigation or other Legal Proceeding related to the bidding practices of providers and brokers who sold municipal derivatives to issuers of municipal bonds, including all such proceedings existing on the date hereof and any such proceeding commenced after the date hereof; provided, that Municipal Derivative Litigation Liabilities shall in no event exceed $3,000,000.

“Municipal Derivative Litigation Liabilities Share Equivalent” means that number, rounded up to the nearest whole number, of Escrowed Earnout Shares equal to the quotient of: (i) the amount of Municipal Derivative Litigation Liabilities for which Parent has not been reimbursed from the Excess Dividend Amount pursuant to Section 2.8(d) divided by (ii) $34.00.

“Order” means any order, determination, decision, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Parent Contract” means any Contract, including any amendment or supplement thereto: (a) to which any Parent Company is a party, (b) by which any Parent Company or any of such Parent Company’s assets is or may become bound or under which such Parent Company has, or may become subject to, any obligation or (c) under which any Parent Company has or may acquire any right or interest.

“Parent Employee” means any current or former employee, consultant, independent contractor or director of the Parent Companies.

“Parent Employee Plan” means any plan, whether written or oral, sponsored, established, maintained or contributed to or required to be contributed to currently, or at any time within the six (6) year period preceding the Closing Date, by any of the Parent Companies for the benefit of any current or former employee or director, or any beneficiary thereof, of the Parent Companies, or for which any of the Parent Companies has any liability, contingent or otherwise, including: any “employee benefit plan” as defined by Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto.

“Parent Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be materially adverse to Parent’s (i) business, (ii) operations, (iii) assets, (iv) liabilities, (v) financial condition, or (vi) results of operations (including EBITDA or cash flow), in each case, of Parent and its Subsidiaries taken as a whole; provided, that none of the following shall be deemed, singly or in the aggregate, to constitute a Parent Material Adverse Effect: any result, occurrence, fact, change, event or effect resulting from (a) any factors generally affecting the economy or the financial or security markets other than any such factors that have had an adverse and disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to comparable participants in the industries in which Parent and its Subsidiaries conduct their business; (b) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (c) changes in Law or GAAP; or (d) the announcement of this Agreement and the transactions contemplated hereby.

“PCBs” means polychlorinated biphenyls.

“Permit” means all licenses, franchises, permits, Orders, approvals and authorizations necessary for the business of any Person.

“Person” means any individual, Entity or Governmental Body.

“Pro Rata Percentage” means with respect to each Company Stockholder who has not properly exercised appraisal rights pursuant to Section 262, that percentage determined by dividing (i) the number of shares of Company Common Stock held by such Company Stockholder on the Closing Date by (ii) the total number of shares of Company Common Stock held by all such Company Stockholders on the Closing Date.

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork registration or application, trade secret, know-how, customer list, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) the goodwill associated with any of the foregoing or the right to sue for past, present or future infringement or misappropriation of any of the foregoing.

“Related Agreements” means the Stock Purchase Agreement, the Registration Rights Agreement, the Lock-Up Agreements and the Employment Agreements.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, lenders, investors, advisors and representatives.

“Repurchased FINRA Settlement ARS” means the auction rate securities repurchased pursuant to an offer by FSC or any of its Affiliates as required by the FINRA Settlement.

“SBA” means the Small Business Administration.

“Schedules” means the Company Disclosure Schedules and Parent Disclosure Schedules, each dated and delivered as of the date of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SFAS 157” means Statement of Financial Accounting Standards No. 157, as amended, restated, superseded or supplemented after the date hereof.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Stockholders’ Representative” means Hill A. Feinberg or his successor as duly appointed in accordance with Section 10.3.

“Subsidiary” means any Entity of which (a) another Person, directly or indirectly, has the power to direct the management or policies of such Entity; or (b) another Person, directly or indirectly, owns beneficially or of record (i) a majority of the outstanding voting securities or other interests of such Entity or (ii) an amount of voting securities or other interests in such Entity that enables such Person to appoint a majority of the board of directors or managers or comparable supervisory body of such Entity.

“TARP Funding” means the sale of non-voting senior preferred stock and associated warrants (or other debt or equity securities) to the U.S. Department of Treasury pursuant to its Capital Purchase Program adopted pursuant to the Emergency Economic Stabilization Act of 2008.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or any other tax) (including any fine, penalty, interest or addition thereto, whether disputed or not), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Federal tax regulations, providing the official interpretation of the Internal Revenue Code by the United States Department of Treasury.

Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
280G Stockholder Approval	Section 5.16
Aggregate ARS Face Value	Section 2.8(b)
Aggregate ARS Market Value	Section 2.8(b)

Term	Section
Agreement	PREAMBLE
Appraisal Shares	Section 2.7(g)
Assumptions	Section 3.23
Bank	PREAMBLE
Cancelled Escrowed Earnout Shares	Section 2.8(b)
Certificate of Merger	Section 2.3
Change of Control	Section 5.19(a)
Claimant	Section 11.13(c)(ii)
Closing	Section 2.2
Closing Date	Section 2.2
Code	RECITALS
Company	PREAMBLE
Company Board Recommendation	Section 3.24(a)
Company Certificates	Section 2.7(d)
Company Common Stock	Section 2.7(b)
Company Constituent Documents	Section 3.3
Company Cure Period	Section 9.1(f)(ii)
Company Disclosure Schedule Update	Section 5.8(b)
Company Common Stock	Section 2.7(b)
Company Financial Statements	Section 3.5(a)(i)
Company Financial Projections	Section 3.23
Company Interim Balance Sheet	Section 3.5(a)(ii)
Company Option	Section 2.7(f)
Company Options	Section 2.7(f)
Company Purchase Commitments	Section 3.22
Company Real Property Leases	Section 3.9(c)
Company Registered Proprietary Asset	Section 3.10(a)(ii)
Company Returns	Section 3.15(a)
Company Sale	Section 5.19(a)
Company Software Products	Section 3.10(a)(i)
Company Stockholder Representation Letters	Section 5.12
Company Stockholders Approval	Section 3.24(b)
Company Stockholders Meeting	Section 3.24(a)
Confidentiality Agreement	Section 5.4
Continuing Employees	Section 5.15(a)
Converted Option	Section 2.7(f)
Converted Option Shares	Section 2.7(f)
Demand	Section 11.13(c)(ii)
DGCL	RECITALS
DLLCA	RECITALS
Disputes	Section 11.13(c)
Distribution Percentage of Escrowed Earnout Shares	Section 2.8(b)
DOJ	Section 5.18
Duff & Phelps Opinion	Section 7.6(f)

Term	Section
Earnout Calculation Date	Section 2.8(b)
Earnout Calculation Table	Section 2.8(b)
Earnout Distribution Date	Section 2.8(b)
Earnout Options	Section 2.7(f)
Effective Time	Section 2.3
Employment Agreements	Section 7.6(h)
Escrow Agent	Section 2.8(a)
Escrow Agreement	Section 2.8(a)
Escrowed Earnout Shares	Section 2.7(c)
Exchange Agent	Section 2.9(a)
Exchange Fund	Section 2.9(a)
Exchange Ratio	Section 2.7(c)
Federal Reserve	Section 3.21(c)
General Partner	RECITALS
Limited Partners	RECITALS
Lock-Up Agreements	RECITALS
Lock-Up Stockholders	RECITALS
Material Contract	Section 3.11(a)
Merger	RECITALS
Merger Sub	PREAMBLE
Negotiation Period	Section 5.19(b)
Offer Exercise Notice	Section 5.19(b)
Offer Period	Section 5.19(b)
Open Period	Section 5.19(c)
Parent	PREAMBLE
Parent Benefit Plans	Section 5.15(a)
Parent Bylaws	Section 4.3
Parent Charter	Section 4.3
Parent Common Stock	Section 2.7(a)
Parent Company	Section 4.1(a)
Parent Constituent Documents	Section 4.3
Parent Cure Period	Section 9.1(g)(ii)
Parent Disclosure Schedule Update	Section 5.8(c)
Parent Financial Advisor	Section 4.19
Parent Financial Statements	Section 4.5(a)
Parent Interim Balance Sheet	Section 4.5(a)(ii)
Parent Options	Section 4.4(a)
Parent Material Contract	Section 4.8(a)
Parent Qualified Plan	Section 4.13(f)
Parent Reports	Section 4.20(a)
Parent Returns	Section 4.12(a)
Partnership	RECITALS
PCEquity	RECITALS
Permissible Activities	Section 3.31
Permissible Assets	Section 3.31
Pre-Closing Period	Section 5.1

Term	Section
Proxy Statement	Section 5.3(a)
Qualified Plan	Section 3.16(j)
Registration Rights Agreement	Section 7.6(c)
Registration Statement	Section 5.21
Regulatory Approvals	Section 3.21(c)
Related Party	Section 3.19(f)
Required Approvals	Section 5.13(a)
Respondent	Section 11.13(c)(ii)
Restraint	Section 6.2
Sale Notice	Section 5.19(b)
SEC Order	0
Section 262	Section 2.7(c)
Section 280G Payments	Section 5.16
SRO	Section 3.21(c)
Stock Purchase Agreement	RECITALS
Surrender Date	Section 2.9(b)
Surviving LLC	Section 2.1
Target Companies	Section 3.1(a)
Target Company	Section 3.1(a)
Termination Date	Section 9.1(b)
Termination Fee	Section 9.3(b)
Termination Expenses	Section 9.3(b)
Third Party Proprietary Asset	Section 3.10(d)
Transaction Shares	Section 2.7(c)

ARTICLE 2

THE MERGER

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 18-209 of the DLLCA and Section 257 of the DGCL, the Company shall be merged with and into Merger Sub, at which time the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving Entity in the Merger and shall be a wholly-owned, direct Subsidiary of the Bank (the “Surviving LLC”). From and after the Effective Time, the Surviving LLC shall succeed to and assume all of the property, rights, privileges, powers and franchises of the Company and Merger Sub in accordance with this Agreement, the DLLCA and the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:01 a.m., Dallas, Texas time, on a date to be specified by the parties, which shall be no later than the later of: (i) December 31, 2008 and (ii) the third Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Haynes and Boone, L.L.P., 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, unless another time, date or place is agreed to in writing by the parties hereto (the date on which the Closing occurs is referred to herein as the “Closing Date”).

Section 2.3 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA and the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DLLCA and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, if Parent and the Company shall otherwise agree, at such subsequent date or time as Parent and the Company shall specify in the Certificate of Merger, which date shall be consistent with the requirements of the DLLCA and the DGCL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time, unless expressly provided otherwise.

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA and the DGCL. At the Effective Time all of the Company’s and Merger Sub’s property, rights, privileges, powers and franchises will vest in the Surviving LLC, and all debts, liabilities and duties of the Company and Merger Sub will become the Surviving LLC’s debt, liabilities and duties. Parent and its Subsidiaries hereby disclaim any intention to subject themselves to any ongoing liabilities or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except as may occur by operation of law as a result of the Merger.

Section 2.5 Organizational Documents of the Surviving LLC. The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving LLC, except that the name of the Surviving LLC shall be “First Southwest Holdings LLC,” and, as so amended, such certificate of formation shall be the certificate of formation of the Surviving LLC until further amended in accordance with applicable Laws and as provided in such certificate of formation. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving LLC, except that the name of the Surviving LLC shall be “First Southwest Holdings LLC,” and, as so amended, such limited liability company agreement shall be the limited liability company agreement of the Surviving LLC until further amended in accordance with applicable Laws and as provided in such limited liability company agreement and the certificate of formation of the Surviving LLC.

Section 2.6 Directors and Officers of the Surviving LLC. The board of directors of the Company shall, from and after the Effective Time, become the initial board of managers of the Surviving LLC until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC and applicable Laws; provided, that Alan White will be elected to the board of managers and the executive committee of the board of managers of the Surviving LLC immediately following the Effective Time; provided, further, De Pierce and Jerry Schaffner will also be elected to the board of managers of the

Surviving LLC immediately following the Effective Time. The officers of the Company shall, from and after the Effective Time, become the initial officers of the Surviving LLC until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving LLC.

Section 2.7 Effects on Capital Stock and Additional Share Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Bank, the Company or the holder of any of the following securities:

(a) Each share of common stock, par value $10.00 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $.005 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned directly by the Company shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Other than the shares cancelled pursuant to Section 2.7(b), any shares owned by Company Stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”) (which shares shall have the rights as provided in Section 2.7(g)), and subject to Section 2.7(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive 0.94198695 (the “Exchange Ratio”) shares of fully paid and non-assessable shares of Parent Common Stock (the aggregate of such shares referred to as the “Transaction Shares”); provided, that 25% of the Transaction Shares shall be designated as the “Escrowed Earnout Shares,” and the right to receive the Escrowed Earnout Shares from Parent shall be contingent upon the satisfaction of the conditions set forth in Section 2.8 hereof. Parent shall deposit the Escrowed Earnout Shares with the Escrow Agent, which may be released to the Company Stockholders or cancelled in accordance with Section 2.8. Schedule 2.7(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the allocation of Transaction Shares (including the Escrowed Earnout Shares) among all of the Company Stockholders. Schedule 2.7(c) of the Company Disclosure Schedule may be revised, if necessary, at least 48 hours prior to the Effective Time pursuant to Section 5.8.

(d) Each share of Company Common Stock converted pursuant to this ARTICLE 2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent solely the right to receive the Transaction Shares and any cash paid pursuant to Section 2.7(e) or Section 2.9(c), subject to the conditions set forth in this ARTICLE 2.

(e) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.9 hereof, receive from Parent, in lieu of such fractional share, an amount in cash without interest thereon equal to the product of (i) such fraction multiplied by (ii) $34.00.

(f) Upon and subject to the conditions set forth in this Agreement, at the Effective Time, each option to purchase Company Common Stock outstanding as of the date hereof (vested and unvested) (each, a “Company Option” and, collectively, the “Company Options”) granted under the Company Stock Option Plan and outstanding immediately prior to the Effective Time shall be converted into an option (each, a “Converted Option”) to acquire a number of shares of Parent Common Stock (“Converted Option Shares”) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that would have been issuable upon the exercise of such Company Option for cash immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share; provided, that Converted Options representing 25% of the Converted Option Shares (rounded down to the nearest whole share) shall be designated as “Earnout Options.” Except as set forth herein, each Converted Option shall be on the same terms and conditions (including vesting conditions) as the applicable Company Option it replaces; provided, further, that, the right to receive the Converted Option Shares underlying the Earnout Options from the Parent shall be contingent upon the satisfaction of the conditions set forth in Section 2.8 hereof in accordance with Section 2.8 hereof. The per share exercise price of each Converted Option rounded up to the nearest whole cent shall be the same as the per share exercise price of the related Company Option divided by the Exchange Ratio. Prior to the Effective Time, Parent and the Company, as applicable, shall take all actions reasonably necessary to effectuate the provisions of this Section 2.7(f), including all corporate actions of Parent necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Converted Options. Schedule 2.7(f) of the Company Disclosure Schedule sets forth the allocation of Converted Options among all holders of Company Options as of the date of this Agreement. Schedule 2.7(f) of the Company Disclosure Schedule may be revised, if necessary, at least 48 hours prior to the Effective Time pursuant to Section 5.8.

(g) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Transaction Shares as provided in (but subject to) this ARTICLE 2, but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Transaction Shares as provided in (but subject to) this

ARTICLE 2 (including any cash paid pursuant to Section 2.7(e) or Section 2.9(c)). The Company shall give prompt notice to Parent of any written demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written Consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(h) At the Effective Time, each limited liability company membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole member of Merger Sub, be converted into and become an equivalent limited liability company membership interest of the Surviving LLC (and the membership interest of the Surviving LLC into which the Merger Sub’s membership interest is so converted shall be the only membership interest of the Surviving LLC that is issued and outstanding immediately after the Effective Time). The certificate and books and records of the Merger Sub evidencing ownership of membership interests of Merger Sub will evidence ownership of such membership interests of the Surviving LLC.

Section 2.8 Earnout.

(a) On the Closing Date, Parent shall deposit all of the Escrowed Earnout Shares with U.S. Bank, N.A. or another escrow agent mutually agreed to by Parent and the Company (the “Escrow Agent”), to be held in an escrow account for the purpose of distributing such shares to the Company Stockholders upon the valuation of the ARS, as described in this Section 2.8. The Escrowed Earnout Shares shall be issued in the name of the Escrow Agent for the benefit of the Company Stockholders in accordance with the terms and conditions of this Section 2.8 and an agreement to be entered into at the Closing between Parent, the Company, the Stockholders’ Representative and the Escrow Agent, in customary form and substance as reasonably agreed to by Parent and the Company (the “Escrow Agreement”). The Escrow Agreement shall provide that the Escrow Agent shall execute consents in lieu of a stockholders’ meeting with respect to, or vote, the Escrowed Earnout Shares on all matters in the same proportion as the other Transaction Shares not held by the Escrow Agent are so voted or for which consents in lieu of a stockholders’ meeting are so executed.

(b) Subject to Section 2.8 hereof, upon the last day of the forty-ninth (49th) month following the Closing Date (the “Earnout Distribution Date”), each Company Stockholder (other than Company Stockholders who properly exercised appraisal rights pursuant to Section 262 in connection with the Merger, which such Company Stockholders shall have the rights as provided in Section 2.7(g)) shall receive from Parent that number of shares of Parent Common Stock equal to the difference between: (i) the product of multiplying (x) the Escrowed Earnout Shares by (y) such holder’s Pro Rata Percentage by (z) the applicable “Distribution Percentage of Escrowed Earnout Shares” set forth in the far right column of the table set forth in Exhibit B attached hereto (the “Earnout Calculation Table”) less (ii) the product of multiplying (y) the ARS Loss Share Equivalent by (z) such holder’s Pro Rata Percentage less (iii) the product of multiplying (y) the Municipal Derivative Litigation Liabilities Share Equivalent by (z) such holder’s Pro Rata Percentage less (iv) the product of multiplying (y) the Excess Dividend Share Equivalent by (z) such holder’s Pro Rata Percentage. The applicable Distribution Percentage of Escrowed Earnout Shares shall be the percentage that the Aggregate ARS Market Value (as defined below), represents of the Aggregate ARS Face Value (as defined below). For purposes of this Agreement, “Aggregate ARS Market Value” shall mean the aggregate value (following deduction of reasonable expenses associated with the consummation of the transactions contemplated by the following (A) and (B)) of the ARS as follows: (A) if the ARS are sold prior to the last day of the forty-eighth (48th) month immediately following the Closing Date (the “Earnout Calculation Date”) in toto, the aggregate actual sales price of the ARS, net of any commissions related to such sale, or (B) if the ARS remain outstanding on the Earnout Calculation Date, the aggregate value of the ARS when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion. For purposes of this Agreement, “Aggregate ARS Face Value” shall mean the sum of: (i) $236,000,000 and (ii) the face amount of the Repurchased FINRA Settlement ARS. Any Escrowed Earnout Shares that are not distributed on the Earnout Distribution Date pursuant to this Section 2.8 shall no longer be outstanding and shall be cancelled (“Cancelled Escrowed Earnout Shares”). Any dividends declared with respect to such Cancelled Escrowed Earnout Shares, including any interest earned thereon, shall be repaid by the Escrow Agent to Parent on the Earnout Distribution Date as the Excess Dividend Amount as provided in this Section 2.8(b) and Section 2.8(d).

(c) All Converted Option Shares underlying Earnout Options that are exercised prior to the Earnout Distribution Date shall be deposited with the Escrow Agent and deemed to be, for all purposes thereafter, Escrowed Earnout Shares and subject to Section 2.7 and Section 2.8 hereof. Any holder of Earnout Options that exercises such option after the Earnout Calculation Date shall receive that number of Converted Option Shares underlying such Earnout Options multiplied by the applicable Distribution Percentage of Escrowed Earnout Shares used in determining the number of Escrowed Earnout Shares issued or to be issued on the Earnout Distribution Date. All remaining Converted Option Shares underlying such exercised Earnout Option but not distributed in accordance with this Section 2.8(c), if any, shall no longer be outstanding and shall be cancelled.

(d) The Company Stockholders shall be treated during the term of the Escrow Agreement as the owner of the Escrowed Earnout Shares for Tax purposes. The Company Stockholders shall be responsible for any Taxes related to the Escrowed Earnout Shares and the income and earnings thereon. Subject to Section 2.8(b), during the period beginning on the day immediately after the Closing Date and ending on the Earnout Distribution Date, each Company Stockholder shall, as record holder of the Escrowed Earnout Shares, have the right to vote such shares and the right to receive forty percent (40%) of any dividends distributed thereon. The remaining sixty percent (60%) of any dividends paid with respect to the Escrowed Earnout Shares shall be deposited with the Escrow Agent and distributed to Company Stockholders in their Pro Rata Percentage on the Earnout Distribution Date in accordance with Section 2.8(b) hereof less (i) any Excess Dividend Amount less (ii) any ARS Losses less (iii) any Municipal Derivatives Litigation Liabilities. On the Earnout Distribution Date, any cash balance not distributed to Company Stockholders pursuant to this Section 2.8(d), including any interest earned on the dividends, shall be paid by the Escrow Agent to Parent to reimburse Parent for any Excess Dividend Amount, ARS Losses, or Municipal Derivatives Litigation Liabilities.

(e) In the event the outstanding shares of Parent Common Stock shall be subdivided or reclassified into a greater number of shares of Parent Common Stock or in the event that outstanding shares of Parent Common Stock shall be combined or reclassified into a smaller number of shares of Parent Common Stock, the Escrowed Earnout Shares distributable pursuant to Section 2.8(b) shall be equitably and proportionately increased or reduced, respectively.

Section 2.9 Exchange of Shares and Certificates.

(a) Not less than five (5) Business Days prior to the Closing Date, Parent shall engage an institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). At such times which shall be sufficient to comply with the procedures set forth in Section 2.9(b), Parent shall deposit with the Exchange Agent, in trust for the benefit of the Company Stockholders, certificates representing the Transaction Shares issuable pursuant to Section 2.7(c), less the Escrowed Earnout Shares which shall be deposited with the Escrow Agent pursuant to Section 2.8. In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(e) and any dividends or distributions to which Company Stockholders may be entitled pursuant to Section 2.9(c). All cash and certificates representing shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) From and after the Effective Time, each registered holder of Company Certificates, in order to receive the Transaction Shares deliverable in respect of such shares of Company Common Stock, shall surrender each Company Certificate to the Exchange Agent along with (i) a properly completed letter of transmittal (the form of such letter of transmittal to be provided by Parent to the Company for delivery to each Company Stockholder no later than five (5) Business Days prior to Closing (it being understood that such letter of transmittal shall provide that such holder shall acknowledge that it is receiving restricted securities under the federal securities laws and will contain other customary investment representations)) and (ii) other appropriate materials and instructions for use in effecting the surrender of Company Certificates in exchange for the Transaction Shares that such holder has a right to receive pursuant to Section 2.7(c), cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.7(e) and any dividends or other distributions to which such holder may be entitled pursuant to Section 2.9(c). Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with such properly completed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent (the “Surrender Date”), such holder of Company Certificates shall receive in exchange therefor, as soon as reasonably practicable after the Surrender Date, (i) certificates representing the Transaction Shares into which its shares of Company Common Stock shall be converted or exchanged at the Effective Time, less the Escrowed Earnout Shares, (ii) payment of cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.7(e), and (iii) any dividends or distributions payable pursuant to Section 2.9(c), and the Company Certificates so surrendered shall forthwith be marked cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable pursuant to Section 2.7(c) (and any amounts to be paid pursuant to Section 2.7(e) or Section 2.9(c)) or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.7(g). No interest shall be paid or shall accrue on any amount payable pursuant to this ARTICLE 2.

(c) No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the registered holders of such Company Certificates shall surrender such Company Certificates. Subject to applicable Law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Parent shall promptly deliver, or cause to be promptly delivered, to the registered holder thereof, without interest, the certificates representing shares of Parent Common Stock issued in exchange therefor (not including the Escrowed Earnout Shares), cash in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 2.7(e) and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(d) All shares of Parent Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms of this ARTICLE 2 and any cash paid pursuant to Section 2.7(c) or Section 2.9(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Company Certificates. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving LLC of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving LLC or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE 2.

(e) Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Certificates who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for delivery of their claim for Transaction Shares pursuant to Section 2.7(c), any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(e) and any dividends or distributions pursuant to Section 2.9(c).

(f) None of Parent, Merger Sub, the Bank, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any portion of the Exchange Fund (or dividends or distributions with respect thereto) delivered to a Governmental Body pursuant to any applicable abandoned property, escheat or similar Law. If any Company Certificate shall not have been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any portion of the Exchange Fund or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Body, any such shares, cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable Laws, become the property of the Surviving LLC, free and clear of all claims or interests of any Person previously entitled thereto.

(g) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent from time to time; provided, that no such investment or loss thereon shall affect the amounts payable to Company Stockholders after the Effective Time pursuant to this ARTICLE 2. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this ARTICLE 2 shall promptly be paid to Parent.

(h) Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder. Without limiting the generality of the foregoing, Parent and the Exchange Agent shall have the right to require any holder of Company Common Stock to pay to Parent or the Exchange Agent, as the case may be, an amount of cash equal to the withholding Tax (including withholding Tax under Section 1445(a) of the Code) imposed with respect to the Company Common Stock acquired from such holder prior to, and as a condition to, the transfer to such holder of any consideration payable pursuant to this Agreement.

(i) In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such Transaction Shares as may be required pursuant to Section 2.7(c), cash for fractional shares pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.9(c); provided, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver either (i) an agreement of indemnification in a form satisfactory to Parent and the Exchange Agent or (ii) if Parent Common Stock is listed on a “national securities exchange” registered with the SEC under Section 6 of the Exchange Act, a bond in such sum as the transfer agent may direct, as indemnity against any claim that may be made against Parent or the Exchange Agent in respect of the Company Certificates alleged to have been lost, stolen or destroyed.

Section 2.10 Certain Tax Matters. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations with respect to the Merger. Neither Parent nor the Company has taken or shall take any action, or has failed to take or shall fail to take any action, either before or after the Closing, which would reasonably be expected to cause the Merger to fail to qualify as a reorganization. Except as required by applicable Laws, each party hereto shall report the Merger for federal income tax purposes consistent with such intended tax treatment, and, as of the date hereof, the parties believe that such reporting shall be consistent with such intended tax treatment. The parties intend for Merger Sub to be treated as an Entity disregarded from Bank, its sole owner, within the meaning of U.S. Treasury Regulation Section 301.7701-3(b)(ii). Accordingly, none of the parties to this Agreement shall make an election under U.S. Treasury Regulation Section 301.7701 3(c) or take any actions (or cause another Person to take any actions) that could reasonably be expected to result in Merger Sub not being treated for federal income tax purposes as an entity disregarded from Bank, its sole owner, prior to the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to and for the benefit of Parent and Bank as set forth in this ARTICLE 3, except as otherwise set forth in the Company Disclosure Schedules attached hereto:

Section 3.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries except for the Entities identified on Schedule 3.1(a) of the Company Disclosure Schedules. The Company and the Entities identified on Schedule 3.1(a) of the Company Disclosure Schedules are sometimes referred to herein collectively as the “Target Companies” and individually as a “Target Company.” All of the outstanding Equity Interests of each of the Company’s Subsidiaries (i) that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable and (ii) that is not a corporation have (A) been duly created pursuant to the Laws of the jurisdiction of such Subsidiary, (B) have been issued and paid for in accordance with the organizational documents governing such Subsidiary, and (C) except as expressly contemplated by the organizational documents governing such Subsidiary, are fully paid and non-assessable and require no further capital contribution, loans, or credit support. All such Equity Interests of the Company’s Subsidiaries are free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Target Companies, free and clear of any Encumbrances. The Target Companies do not own any Equity Interest in any Entity other than the Entities identified on Schedule 3.1(a) of the Company Disclosure Schedules. None of the Target Companies has agreed to make, or is otherwise obligated to make, or is bound by any Contract under which it may be obligated to make, any future investment in, or capital contribution to, any other Entity. None of the Target Companies has, at any time, been a general partner of, or has otherwise been liable for, any debts or other obligations of any other Entity.

(b) Each Target Company has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be (with Schedule 3.1(a) of the Company Disclosure Schedules setting forth the type of Entity and the respective jurisdictions thereof). Each Target Company has all necessary Entity power and authority and all necessary Governmental Authorization: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(c) None of the Target Companies is required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other Entity in any jurisdiction other than the jurisdictions identified on Schedule 3.1(c) of the Company Disclosure Schedules, except where failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. Each Target Company is in good standing as a foreign corporation in each of the jurisdictions identified on Schedule 3.1(c) of the Company Disclosure Schedules.

(d) None of the Target Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “First Southwest Holdings, Inc.” and the names set forth on Schedule 3.1(a) of the Company Disclosure Schedules.

(e) Schedule 3.1(e) of the Company Disclosure Schedules accurately sets forth: (i) the names of the members of each Target Company’s board of directors or similar governing body, (ii) the names of the members of each committee of each Target Company’s board of directors or similar governing body and (iii) the names and titles of each Target Company’s executive officers.

Section 3.2 Authority. The Company has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder and upon receipt of all Regulatory Approvals to consummate the Contemplated Transactions, including the Merger (other than the Company Stockholders Approval). The execution, delivery and performance of this Agreement and each Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company (other than the Company Stockholders Approval). This Agreement has been, and each Related Agreement to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes, and each such Related Agreement when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) all certificates of incorporation, bylaws, and other charter and organizational documents (including all amendments thereto) of each Target Company, (b) all stock records and registers of each Target Company, and (c) all minutes and other records of the meetings and other proceedings (including any actions taken by written Consent or otherwise without a meeting) of the stockholders (or similar security holders) of each Target Company, the board of directors or similar governing body of each Target Company and all committees thereof from September 30, 2005 to the date hereof (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders (or similar security holders) of any Target Company, the board of directors or similar governing body of any Target Company or any committee thereof that are not fully reflected in the Company Constituent Documents. There has not been any material violation of the Company Constituent Documents, and none of the Target Companies has taken any action that is inconsistent in any material respect with their respective Company Constituent Documents. The books of account, stock records, minute books and other records of each Target Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Laws and Good Operating Practices.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of:

(i) 4,000,000 shares of Company Common Stock, of which 2,399,068 shares have been issued and are outstanding as of the date of this Agreement; and

(ii) 105,720 shares of Company Common Stock reserved for issuance pursuant to Company Options.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except for Company Options granted pursuant to the Company Stock Option Plan, (i) there are no Commitments outstanding with respect to any Equity Interest of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no stockholders agreement, voting trust or any other Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

(c) The Company has reserved 325,000 shares of Company Common Stock for issuance under the Company Stock Option Plan. Schedule 3.4(c) of the Company Disclosure Schedules accurately sets forth, with respect to each Company Option: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Target Companies has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company Stock Option Plan is binding upon and enforceable by the Company against all holders of Company Options.

(d) There are no Commitments outstanding with respect to any Equity Interest of the Company’s Subsidiaries.

(e) All outstanding shares of capital stock, options, warrants and other securities of the Target Companies have been issued and granted in compliance with (i) all applicable securities and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

(f) None of the Target Companies has repurchased, redeemed or otherwise reacquired any Equity Interests of any Target Company since January 1, 2003. All Equity Interests so reacquired by the Company or any other Target Company were reacquired in compliance with (i) all applicable Laws and (ii) all requirements set forth in applicable Contracts.

Section 3.5 Financial Statements; Financial Controls.

(a) The Company has delivered to Parent the following financial statements and any notes thereto (collectively, the “Company Financial Statements”):

(i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 30, 2007, 2006, and 2005, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the notes thereto and the unqualified reports and opinions of Deloitte & Touche, LLP, relating thereto; and

(ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2008 (the “Company Interim Balance Sheet”), and the related unaudited consolidated statement of income, statements of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the twelve (12) months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position, assets, liabilities, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods covered thereby and specified therein. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and specified therein (except that the financial statements referred to in Section 3.5(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material).

(c) Schedule 3.5(c) of the Company Disclosure Schedules lists, and the Company has delivered to Parent, accurate and complete copies of all documentation creating or governing, any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K) effected or maintained in effect by any Target Company.

(d) The books of account and financial records of the Target Companies are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.6 Absence of Changes. Except for actions taken by the Company with the express prior written Consent of Parent pursuant to Section 5.2, since the date of the Company Interim Balance Sheet:

(a) There has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Target Companies (whether or not covered by insurance);

(c) None of the Target Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Target Companies since the date of the Company Interim Balance Sheet, exceeds $100,000 in the aggregate and was made outside the ordinary course of business or inconsistent with past practice;

(d) None of the Target Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness outside the ordinary course of business, consistent with past practices;

(e) None of the Target Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(f) None of the Target Companies has taken any action of the type referred to in Section 5.2(a) or Section 5.2(b); and

(g) None of the Target Companies has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” of this sentence.

Section 3.7 Title to Assets.

(a) The Target Companies own, and have good and valid title to, all material assets purported to be owned by it, including: (i) all assets reflected on the Company Interim Balance Sheet; (ii) all assets referred to in Schedules 3.1, 3.9 and 3.10 of the Company Disclosure Schedules and all of each Target Company’s rights under the Material Contracts; and (iii) all other assets reflected in each Company’s books and records as being owned by the Target Companies. All of such assets are owned by the applicable Target Company free and clear of any Encumbrances, except for (A) any Encumbrance for current Taxes not yet due and payable; (B) minor Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Target Company and (C) Encumbrances described on Schedule 3.7(a) of the Company Disclosure Schedules.

(b) Schedule 3.7(b) of the Company Disclosure Schedules identifies all material assets (including real estate facilities) of the Target Companies that are being leased or licensed to or by each Target Company (including all oral leases, if any, and other agreements under which real property is leased by the Target Companies and is used or held for use in the operation of each Target Company’s business). The Target Companies have a valid and enforceable leasehold interest in or a valid and enforceable right to use, as applicable, all of the assets set forth on Schedule 3.7(b) of the Company Disclosure Schedules. All such leases and licenses are valid and enforceable against the parties thereto.

Section 3.8 Bank Accounts; Receivables.

(a) Schedule 3.8(a) of the Company Disclosure Schedules provides accurate information with respect to each account maintained by or for the benefit of the Target Companies at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

(b) All accounts receivable of the Target Companies (including those accounts receivable reflected on the Company Interim Balance Sheet or arising since the date thereof) have arisen out of bona fide business transactions in the ordinary course of business. Unless paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown in the Company Interim Balance Sheet or on the accounting records of the Target Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the accounts receivable either have been or will be collected in full in accordance with past practice or the terms of such accounts receivable, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an account receivable relating to the amount or validity of such account receivable. Schedule 3.8(b) of the Company Disclosure Schedules contains a complete and accurate list of all accounts receivable as of the date of the Company Interim Balance Sheet, which list sets forth the aging of such accounts receivable.

(c) Schedule 3.8(c) of the Company Disclosure Schedules contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Target Companies to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

Section 3.9 Tangible Assets; Leaseholds.

(a) All material items of equipment and other tangible assets owned by or leased to the Target Companies are suitable for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are suitable for the conduct of the Target Companies’ business in the manner in which such business is currently being conducted.

(b) The Target Companies do not own, and, to the Knowledge of the Company, have never owned, any real property or any interest in real property.

(c) Schedule 3.9(c) of the Company Disclosure Schedules contains a complete and accurate list of all Contracts governing real estate leased or subleased to any Target Company (the “Company Real Property Leases”). The Company has delivered to Parent true, correct and complete copies of all such Company Real Property Leases. All of such Company Real Property Leases are in full force and effect and there is no breach or default by any Target Company or, to the Knowledge of the Company, by any other third party thereunder, and, to the Knowledge of the Company, no event has occurred (including the failure to obtain any Consent) which, with notice or lapse of time or both, would constitute a breach or default by a Target Company or permit termination, modification or acceleration thereunder or impair any right of the Target Companies to exercise and obtain the benefit of any options contained in such Company Real Property Leases. The Target Companies currently enjoy peaceful and undisturbed possession of all such leased real property. No Target Company has been notified in writing of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Company, threatened, affecting any parcel of the leased real property or any portion thereof or interest therein. To the Company’s Knowledge, no party to any Company Real Property Lease has repudiated any provision of such Company Real Property Leases. No security deposit applied to a breach or default of any Company Real Property Lease has yet to be restored in its full amount. Other than a Target Company, no party to any Company Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Target Companies. No Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy any leased real property or any portion thereof. No Target Company has collaterally assigned or granted any other security interest in any Company Real Property Lease or any interest therein.

Section 3.10 Proprietary Assets.

(a) Schedule 3.10(a) of the Company Disclosure Schedules sets forth a complete and correct list of the following:

(i) all software licensed (as licensor), sold, made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) or otherwise distributed by any of the Target Companies (the “Company Software Products”), listed by product line and the most recently released version level;

(ii) (A) each patent, patent application, trademark registration or application, service mark registration or application, domain name, and copyright registration or application which any of the Target Companies owns or is exclusively licensed (each, a “Company Registered Proprietary Asset”), (B) the jurisdiction in which such Company Registered Proprietary Asset has been registered or filed and the applicable registration or serial number, (C) each filing, payment, and action that must be made or taken on or before the date that is one hundred twenty (120) days after the Closing in order to maintain each Company Registered Proprietary Asset in full force and effect, and (D) any other Person that has an ownership interest in such Company Registered Proprietary Asset and the nature of such ownership interest;

(iii) all material unregistered trademarks and service marks owned or used by any of the Target Companies;

(iv) all Contracts by which any of the Target Companies is a licensor of a Proprietary Asset;

(v) all Contracts by which any of the Target Companies is a licensee of a Proprietary Asset;

(vi) all settlement agreements, standstill agreements, covenants not to sue and consent agreements relating to Proprietary Assets entered into by any of the Target Companies;

(vii) all standalone indemnification agreements entered into by any of the Target Companies with respect to Proprietary Assets; and

(viii) all source code agreements, including source code escrow agreements, entered into by any of the Target Companies pursuant to which the source code for any of the Company Software Products has been or may be deposited with, or potentially released to, a third party.

(b) With respect to each Company Registered Proprietary Asset:

(i) all documents and instruments necessary to establish, secure and perfect the rights of the Target Companies in such Company Registered Proprietary Asset have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; and

(ii) each Company Registered Proprietary Asset is and at all times has been in compliance with all Laws, and all filings, payments and other actions required to be made or taken to maintain each such Company Registered Proprietary Asset in full force and effect have been made by the applicable deadline.

(c) The Target Companies own, free and clear of all Encumbrances, or are licensed or otherwise possess legally enforceable rights to use all Proprietary Assets that are used in or necessary to the conduct of the business of the Target Companies.

(d) None of the Target Companies (i) has received a claim or been sued in any suit, action or proceeding which involves a claim of unauthorized use, infringement, misappropriation or other violation of any Proprietary Asset owned by a third party (the “Third Party Proprietary Asset”), (ii) has received a demand or offer to license any patent or (iii) has brought any action, suit or proceeding for infringement of a Proprietary Asset or breach of any Contract involving a Proprietary Asset against any third party.

(e) The operation of the businesses of the Target Companies, and the use, marketing, licensing, lease, sale or export of the products and services of the Target Companies, has not, does not, and will not infringe, misappropriate, constitute an unauthorized use or otherwise violate any Third Party Proprietary Asset.

(f) To the Knowledge of the Company, there is no and has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Proprietary Asset of any of the Target Companies, or any Third Party Proprietary Asset to the extent licensed by or through any of the Target Companies, by any third party, including any employee or former employee of any of the Target Companies. None of the Target Companies has entered into any Contract to indemnify any other Person against any charge of infringement of any Proprietary Asset, other than indemnification provisions contained in Contracts entered into in the ordinary course of business.

(g) None of the Target Companies has licensed any Proprietary Asset to any Person on an exclusive basis, nor have any of the Target Companies entered into any Contract materially limiting its ability to exploit fully any Proprietary Asset owned by any of the Target Companies.

(h) The Target Companies are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to the Proprietary Assets owned by any of the Target Companies or Third Party Proprietary Assets.

(i) No non-public Proprietary Asset owned by any of the Target Companies has been authorized to be disclosed or actually disclosed by any of the Target Companies to any employee or any other Person other than pursuant to a non-disclosure agreement or other confidentiality obligation that protects the proprietary interests of the Target Companies in and to such Proprietary Asset. The Target Companies have entered into the written confidentiality and proprietary rights agreements with past and present employees acknowledging such Target Company’s ownership of all Proprietary Assets created or developed by such employees within the scope of their employment as set forth on Schedule 3.10(i) of the Company Disclosure Schedules. The Target Companies have taken reasonable security measures to protect the confidentiality of confidential information owned by the Target Companies. The Target Companies have also taken reasonable security measures to protect the confidentiality of, and have not disclosed or authorized the disclosure of, any confidential information that is not owned by the Target Companies, except for instances in which the failure to take such security measures, or the disclosure of or authorization to disclose such information, did not breach any obligation owed by the Target Companies to a third party with respect to such information.

(j) No employee or independent contractor of any of the Target Companies is: (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Target Company or (ii) to the Knowledge of the Company, in breach of any Contract with any former employer or other Person concerning Proprietary Assets or confidentiality as a result of his or her employment or activities with such Target Company.

(k) All Proprietary Assets owned by any of the Target Companies are valid and enforceable. The Target Companies have not engaged in any misuse or inequitable conduct that would prevent the Target Companies from enforcing their patents, copyrights or trademarks. No claim by any third party contesting the ownership of any Proprietary Asset owned by any of the Target Companies, or the validity or enforceability of any Proprietary Asset owned by any of the Target Companies, is currently outstanding or, to the Knowledge of the Company, is threatened.

(l) The sale, licensing or distribution of the Company Software Products is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring any of the Target Companies to disclose source code covered by such license, distribute such software without charge, or permit third parties to distribute such software. To the Knowledge of the Company, there are no viruses, worms, or Trojan horses in any of the Company Software Products.

(m) The Company Software Products were: (i) developed by employees of the Target Companies working within the scope of their employment (or who have otherwise assigned their rights to the Company), (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed written agreements containing assignment provisions in favor of the Target Companies as assignee that have conveyed to the Target Companies ownership of all of such Person’s Proprietary Assets in the Company Software Products (other than rights, such as moral rights, that cannot be assigned as a matter of law) or (iii) acquired in connection with acquisitions made by the Target Companies. All Company Software Product customizations that are material to the business of any of the Target Companies and developed by any of the Target Companies for its customers are owned by such Target Company or licensed back to such Target Company by the customer.

(n) No employee, officer, director, or stockholder of any of the Target Companies has any claim, right (whether or not currently exercisable) or interest to or in any Proprietary Asset owned or used by any of the Target Companies.

(o) The Target Companies have not disclosed any material portion of the source code for any of the Company Software Products to any third party and, to the Knowledge of the Company, no third party has asserted any right to access any source code for any of the Company Software Products, including pursuant to any release provision of any source code escrow provisions or agreements. The execution of this Agreement or the consummation of the Merger and the Contemplated Transactions would not reasonably be expected to result in the release or disclosure of any source code for any of the Company Software Products.

(p) The Target Companies have collected, used, imported, exported and protected all personally identifiable information relating to individuals or customers in accordance with all applicable Law and their own privacy policies.

Section 3.11 Contracts.

(a) Schedule 3.11(a) of the Company Disclosure Schedules identifies each “Material Contract” of the Target Companies, with each Contract (including any policies or programs which might support a claim of a contractual right) of the nature described below being deemed to constitute a “Material Contract” of the Target Companies:

(i) each Company Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor providing annual compensation in excess of $100,000, (B) pursuant to which any of the Target Companies is or may become obligated to make any severance, termination or similar payment to any current or former employee or director or (C) pursuant to which any of the Target Companies is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock, or other securities but excluding payments constituting base salary) in excess of $25,000 to any current or former employee or director;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset, other than any Contract pursuant to which any such Proprietary Assets are licensed to the Target Companies under any third party “shrink-wrap,” “click through” or other “off-the-shelf” software license generally available to the public and having a value of less than $15,000;

(iii) any Company Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or material operation or product line;

(iv) each Company Contract that provides for indemnification of any officer, director, employee, or agent;

(v) each Company Contract imposing any restriction on the right or ability of any Target Company (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, or (E) to perform services for any other Person;

(vi) each Company Contract creating or involving any agency relationship (including sales representative arrangements), distribution arrangement or franchise relationship;

(vii) each Company Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Equity Interests of the Target Companies, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Interests of the Target Companies, or (C) providing any of the Target Companies with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Interests of the Target Companies;

(viii) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Target Companies;

(ix) each Company Contract involving or incorporating any guaranty, pledge, warranty, performance or completion bond, indemnity or similar arrangement;

(x) each Company Contract relating to any currency hedging;

(xi) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xiii) each Company Real Property Lease;

(xiv) each Company Contract (A) imposing any confidentiality obligation on any of the Target Companies or on any other Person (other than routine nondisclosure agreements entered into by a Target Company in the ordinary course of business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xv) each Company Contract with a Governmental Body (other than routine permits and licenses and financing and advisory agreements with municipalities, states, counties, schools, districts, special districts, agencies, political subdivisions, and other governmental entities, in each case in the ordinary course of business);

(xvi) each Company Contract that provides for aggregate payments over the course of the Contract of more than $100,000 and that has a term of more than ninety (90) days and that may not be terminated by a Target Company (without penalty) within ninety (90) days after the delivery of a termination notice by such Target Company;

(xvii) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Target Company’s past practices and involving consideration in excess of $25,000;

(xviii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate or (B) the purchase or sale of any product, or performance of services by or to any Target Company having a value in excess of $50,000 in the aggregate, in each case outside the ordinary course of business of such Target Company or inconsistent with past practice;

(xix) any Company Contract under which the Merger or any of the Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any Target Company or any other Person;

(xx) any Company Contract that would reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Proprietary Assets, liabilities, results of operations or financial performance of any of the Target Companies or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xxi) any other Company Contract, if a breach of such Contract or the termination of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect.

(b) The Company has delivered or made available electronically to Parent accurate and complete copies of all written Material Contracts. Schedule 3.11(b) of the Company Disclosure Schedules provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract identified (or required to be identified) on Schedule 3.11(a) and Schedule 3.11(b) of the Company Disclosure Schedules is valid and in full force and effect, and is enforceable by the applicable Target Company against the other parties thereto, in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(c) (i) each of the Material Contracts and the performance thereunder by the applicable Target Company, is, and has been during the terms thereof, in material compliance with all applicable Laws;

(ii) none of the Target Companies has violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract in any material respect;

(iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (A) result in a violation or breach by the applicable Target Company of any of the provisions of any Material Contract in any material respect, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, or (E) give any Person the right to cancel, terminate or modify any Material Contract;

(iv) none of the Target Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or alleged violation or breach of, or default under, any Material Contract in any material respect; and

(v) none of the Target Companies has waived any of its material rights under any Material Contract.

Section 3.12 Liabilities. None of the Target Companies have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for:

(a) liabilities quantified on the face of the Company Interim Balance Sheet;

(b) liabilities that have been incurred by the Target Companies since September 30, 2008 in the ordinary course of business and consistent with the Target Companies’ past practices;

(c) liabilities that, individually or in the aggregate, are not material; and

(d) the liabilities identified on Schedule 3.12 of the Company Disclosure Schedules.

Section 3.13 Compliance with Laws; Governmental Authorizations.

(a) Each Target Company is, and has at all times since its inception been, in compliance, in all material respects, with all applicable Laws. None of the Target Companies has received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Body or any other Person regarding any actual or possible material violation of, or material failure to comply with, any Law.

(b) Schedule 3.13(b) of the Company Disclosure Schedules identifies each material Governmental Authorization held by any Target Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified on Schedule 3.13(b) of the Company Disclosure Schedules. The Governmental Authorizations identified on Schedule 3.13(b) of the Company Disclosure Schedules are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Target Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted. Each Target Company is, and has at all times been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified on Schedule 3.13(b) of the Company Disclosure Schedules. None of

the Target Companies has received any written notice or, or to the Knowledge of the Company, any other communication from any Governmental Body regarding (i) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Target Companies to design, manufacture, license, offer or sell any of its products or services.

(c) Each Target Company is, and has at all times been, in compliance in all material respects with all Laws relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

(d) The Target Companies have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed with (i) FINRA, (ii) the SEC, (iii) the CFTC, (iv) the Federal Deposit Insurance Corporation, (v) any state consumer finance or mortgage banking regulatory authority or other agency, (vi) any foreign regulatory authority, and (vii) any SRO and with each other applicable Governmental Body, and all other material reports and statements required to be filed, including any report or statement required to be filed pursuant to applicable Laws, and have paid all fees and assessments due and payable in connection therewith.

Section 3.14 Certain Business Practices. None of the Target Companies, and, to the Knowledge of the Company, no director, officer, agent or employee of any of the Target Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.15 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Target Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”):

(i) has been or will be filed on or before the applicable due date (including any extensions of such due date);

(ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Laws. All Tax amounts due on or before the Closing Date have been or will be paid on or before the Closing Date (whether or not shown on an Company Return); and

(iii) Each of the Target Companies (A) has timely withheld proper and accurate amounts from its employees, independent contractors, customers, stockholders and other Persons from whom it is or was required to withhold Taxes in compliance with all applicable Laws and (B) has timely paid all amounts so withheld to the appropriate Governmental Bodies.

(b) The Company has delivered to Parent accurate and complete copies of (i) all Company Returns for taxable periods ending after September 30, 2000, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Body relating to the federal, state, local or foreign Taxes due from or with respect to the Target Companies for taxable periods ending after September 30, 2000, and (iii) any closing letters or agreements entered into by Target Companies with any Governmental Bodies with respect to Taxes due from or with respect to the Target Companies for taxable periods ending after September 30, 2000.

(c) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Target Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes for the period from September 30, 2008 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. For the period from September 30, 2008 through the Closing Date, none of the Target Companies has incurred or will incur any liability arising from extraordinary gains or losses (as that term is used in GAAP) outside the ordinary course of business or inconsistent with past practice.

(d) (i) no Company Return has ever been examined or audited by any Governmental Body and (ii) no extension or waiver of the limitation period applicable to any of the Company Returns has been granted by any Target Company or any other Person, and no such extension or waiver has been requested from or by any Target Company.

(e) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Target Company in respect of any Tax, nor has any of the Target Companies received from any Governmental Body in any jurisdiction (including jurisdictions where the Target Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Target Company. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Target Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Target Companies and with respect to which adequate reserves for payment have been established on the Company Interim Balance Sheet). There are no Encumbrances for Taxes upon any of the assets of any of the Target Companies except Encumbrances for current Taxes not yet due and payable. None of the Target Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Target Companies has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. The Target Companies (i) have been members of the same affiliated group within the meaning of Section 1504 of the Code and (ii) have filed or been included in such group’s combined, consolidated and unitary income Tax Returns. Except with respect to such affiliated group, none of the Target Companies has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Law) as a transferee or successor, by Contract or otherwise.

(f) None of the Target Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(g) Each of the Target Companies has disclosed in its Company Returns any Tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Law.

(h) None of the Target Companies has consummated or participated in, or is currently participating in, any transaction that was or is a “reportable transaction” as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(i) Schedule 3.15(i) of the Company Disclosure Schedules identifies the amount of any excess loss account or deferred gains or losses of any Target Company arising out of any intercompany transaction.

(j) The Company has provided Parent with accurate and complete copies of all documentation relating to any Tax holidays or incentives relating or available to any Target Company. Neither the Merger nor any of the Contemplated Transactions will have an adverse effect on the availability of any such Tax holiday or incentive.

(k) None of the Target Companies is involved in or subject to any joint venture, partnership or other Contract which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(l) Schedule 3.15(l) of the Company Disclosure Schedules accurately describes all material elections with respect to Taxes affecting any of the Target Companies.

(m) There is no agreement, plan, arrangement or other Contract covering any employee of any Target Company that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162 of the Code if the Target Company were a “publicly held corporation” subject to Section 162(m) of the Code that received TARP Funding.

(n) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than with respect to Subsidiaries of Company.

(o) The Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.16 Employee and Labor Matters; Benefits Plans.

(a) Schedule 3.16(a) of the Company Disclosure Schedules sets forth, with respect to each employee of each Target Company (including any such employee who is on a leave of absence) as of the date of this Agreement:

(i) the name of such employee, the Target Company by which such employee is employed and the date as of which such employee was originally hired by such Target Company;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments, distributions or withdrawals by employees who are also Company stockholders, and other payments or benefits of any type) received by or payable to such employee with respect to services performed during the fiscal year ended September 30, 2008;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) whether such employee has any written Contract pertaining to any terms or conditions of employment; and

(vi) any Governmental Authorization that is held by such employee and that is necessary for the operation of the business of any Target Company.

(b) Schedule 3.16(b) of the Company Disclosure Schedules accurately identifies as of the date of this Agreement each former employee of any Target Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any Target Company or otherwise) relating to such former employee’s employment with any Target Company and Schedule 3.16(b) of the Company Disclosure Schedules accurately describes such benefits.

(c) The employment of each Target Company’s employees is terminable by the applicable Target Company at will, without payment of severance or other termination benefits. The Target Companies do not have any accrued but unpaid compensation obligations (including severance obligations), other than obligations for the current pay period that accrue in the Target Companies’ ordinary course of business. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials and policy statements.

(d) To the Knowledge of the Company as of the date of this Agreement: (i) no employee of any Target Company intends to terminate his employment with the Company prior to the Closing Date or as a result of the Merger and (ii) no employee of any Target Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would reasonably be expected to have a Company Material Adverse Effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Target Company or (B) the business or operations of any Target Company.

(e) Schedule 3.16(e) of the Company Disclosure Schedules accurately sets forth, with respect to each independent contractor of any Target Company as of the date of this Agreement:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the applicable Target Company;

(ii) a description of such independent contractor’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Target Company with respect to services performed during the fiscal year ended September 30, 2008;

(iv) the terms of compensation of such independent contractor;

(v) whether such independent contractor has any written Contract pertaining to any terms or conditions of employment; and

(vi) any Governmental Authorization that is held by such independent contractor and that is necessary for the operation of the business of any Target Company.

(f) No independent contractors of any Target Company have provided services to any Target Company for a period of six (6) consecutive months or longer. None of the Target Companies has ever had any temporary or leased employees. To the Knowledge of the Company, no independent contractor of any Target Company is eligible to participate in any Company Employee Plan.

(g) None of the Target Companies is a party to or bound by, any employment agreement (other than any such agreement relating to at-will employment) or any union contract, collective bargaining agreement or similar Contract.

(h) To the Knowledge of the Company, none of the Target Companies is, and none of the Target Companies has ever been, engaged in any unfair labor practice under the National Labor Relations Act or any unlawful discrimination under any applicable Law relating to employment. To the Knowledge of the Company, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any Target Company or any of their employees. There is not now pending, and to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, charges, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints. Schedule 3.16(h) of the Company Disclosure Schedules sets forth a complete and accurate list of all unfair labor practice charges and employment discrimination charges filed with any Governmental Body, including the United States Department of Labor or any comparable state agencies administering wage-hour laws, during the preceding five (5) years and the disposition thereof.

(i) Schedule 3.16(i) of the Company Disclosure Schedules contains a true and complete list of all Company Employee Plans. None of the Target Companies intends or has agreed or committed to (i) establish or enter into any new Company Employee Plan; (ii) modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Laws, in each case as previously disclosed to Parent in writing); or (iii) terminate any Company Employee Plan.

(j) The Company has delivered to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Law in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan and all summaries and descriptions furnished to participants and beneficiaries within two (2) years preceding the date hereof regarding Company Employee Plans for which a summary plan description is not required; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee within two (2) years preceding the date hereof relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Target Companies; (vii) all written correspondence to or from any Governmental Body within two (2) years preceding the date hereof relating to any Company Employee Plan, or any current or ongoing investigation, audit, or litigation with respect to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Target Companies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”) for the three (3) most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Qualified Plan.

(k) Each Qualified Plan has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, as of the date hereof no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification of any such Company Employee Plan or loss of tax-exempt status of its related trust.

(l) Each Target Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan. The Company has no Knowledge of any default or violation in any material respect by any other party to the terms of any Company Employee Plan. Each Company Employee Plan (and each related trust, insurance contract or fund) and its administration complies in form and operation in all material respects with the applicable requirements of all applicable Laws, including ERISA and the Code.

(m) Each Target Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, other than contributions or payments which are not yet required to be made, in which case they have been properly reserved for on the Company Financial Statements.

(n) There are no other corporations or trades or businesses (whether or not incorporated) which, either currently or within the six (6) year period immediately preceding the Closing Date, would have been treated as a “single employer” with the Target Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(o) No securities, real property or other property of the Target Companies are included in the assets of any Company Employee Plan.

(p) None of the Target Companies has engaged and, to the Knowledge of the Company, no other party has engaged in any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Company Employee Plan, except for any transactions which are exempt under a statutory or administrative exemption, which would reasonably be expected to result in a material penalty under ERISA or the Code to a Target Company or a fiduciary with respect to a Company Employee Plan.

(q) No Target Company has incurred or has engaged in or knowingly permitted to occur any transaction that would reasonably be expected to result in a Target Company’s incurrence of liability for any material penalty or tax that as of the date hereof has not been paid in full with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Law.

(r) Other than routine claims for benefits, there are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened, against any Company Employee Plan, the assets of any Company Employee Plan, or, to the Knowledge of the Company, any fiduciary related to the breach of fiduciary duties with respect to any Company Employee Plan. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor, or any other Governmental Body with respect to any Company Employee Plan.

(s) Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to any Parent Company or any Target Company (other than ordinary administration expenses and any obligations arising from prior operation of such plan), subject to applicable Laws.

(t) No Target Company has during the six (6) years immediately preceding the Closing Date maintained, established, sponsored, participated in, or contributed to, or currently has any liability (contingent or otherwise) with respect to any: (i) Company Employee Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Company Employee Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA) in which stock of any of the Target Companies is or was held as a plan asset; (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code.

(u) To the Knowledge of the Company, no event has occurred or circumstance exists that could result in a material increase in premiums of any Company Employee Plan that is insured, or a material increase in benefit costs of any Company Employee Plan that is self-funded.

(v) Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions, including the Merger, will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Contemplated Transactions, including the Merger, by any employee, officer, director or independent contractor of a Target Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(w) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, and no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been “materially modified” (within the meaning of the applicable guidance issued pursuant to Section 409A of the Code) at any time after October 3, 2004.

(x) No Company Employee Plan provides (except at no cost to the Target Companies), or reflects or represents any liability of any Target Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws. Other than commitments made that involve no future costs to any of the Target Companies, no Target Company has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by COBRA or other applicable Laws.

(y) To the Knowledge of the Company, except as would not have or reasonably be expected to have a Company Material Adverse Effect, no Target Company: (i) has violated or otherwise failed to comply in any material respect with any Law respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act, the requirements of the Health Insurance Portability & Accountability Act, the requirements of the Worker Adjustment and Retraining Notification Act and the provisions of any similar Law; (ii) has materially failed to withhold or report any amounts required by applicable Laws or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to any of the foregoing; and (iv) is liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any Target Company under any workers’ compensation policy or long-term disability policy.

(z) Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in, any claim for indemnification or reimbursement by any Company Employee (other than a claim for reimbursement to the Target Companies, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Company Employee in the course of performing such individual’s duties for any Target Company) pursuant to (i) the terms of any Target Company’s certificate of incorporation, bylaws or other charter documents; (ii) any indemnification agreement or other Contract between any Target Company and any such Company Employee; or (iii) any applicable Law.

Section 3.17 Environmental Matters. Each Target Company possesses all material Permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. None of the Target Companies has received any written notice or, to the Knowledge of the Company, other communication, whether from a Governmental Body or any other Person that alleges that any of the Target Companies is not in material compliance with any Environmental Law. To the

Knowledge of the Company, (a) all property that is leased to, controlled by or used by any Target Company, and all surface water, groundwater and soil associated with such property, is free of any material environmental contamination of any nature, (b) none of the real property leased to, controlled by or used by any Target Company contains any leaking underground storage tanks, friable asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any Target Company contains any leaking septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the Knowledge of the Company, no Target Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list or (ii) is subject to “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

Section 3.18 Insurance. Each Target Company has insurance policies in full force and effect which are in such scope and amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Target Companies. Schedule 3.18 of the Company Disclosure Schedules identifies each insurance policy maintained by, at the expense of or for the benefit of any Target Company and identifies any outstanding material claims (including any workers’ compensation claims) made with respect to any Target Company thereunder, and the Company has delivered or made available electronically to Parent accurate and complete copies of the insurance policies identified on Schedule 3.18 of the Company Disclosure Schedules. Each of the insurance policies identified on Schedule 3.18 of the Company Disclosure Schedules is in full force and effect. None of the Target Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy identified or required to be identified on Schedule 3.18 of the Company Disclosure Schedules; (b) refusal of any coverage or rejection of any claim under any insurance policy identified or required to be identified on Schedule 3.18 of the Company Disclosure Schedules; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy identified or required to be identified on Schedule 3.18 of the Company Disclosure Schedules.

Section 3.19 Related Party Transactions.

(a) No Related Party has, and no Related Party has had, since September 30, 2006, any direct or indirect interest in any material asset used in or otherwise relating to the business of any Target Company;

(b) No Related Party is, or has been, since September 30, 2006, indebted to any Target Company;

(c) No Related Party has entered into, or has had, since September 30, 2006, any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving any Target Company;

(d) To the Knowledge of the Company, no Related Party is competing, or has at any time, since September 30, 2006, competed, directly or indirectly, with any Target Company; and

(e) No Related Party has any claim or right against any Target Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of a Target Company).

(f) For purposes of this Section 3.19, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time, since September 30, 2006, been an officer or director of any Target Company; (ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and (iii) any trust or other Entity (other than a Target Company) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

Section 3.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any Target Company or any of the assets owned, used or controlled by the Target Companies or any Person (including any current or former stockholder, director, or officer of any Target Company) whose liability any Target Company has or may have retained or assumed, either contractually or by operation of law or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying or making illegal the Merger or any of the Contemplated Transactions or any of the Related Agreements. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No claim, dispute or Legal Proceeding disclosed on Schedule 3.20(a) of the Company Disclosure Schedules would, if determined adversely to the Target Company party thereto, reasonably be expected to have or result in a Company Material Adverse Effect.

(c) There is no Order to which any Target Company, or any of the assets owned or used by the Target Company, is subject. To the Knowledge of the Company, no officer or other employee of the Target Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Target Company’s business.

Section 3.21 Non-Contravention; Approvals; Consents.

(a) Neither (i) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (ii) the consummation of the Merger or any of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) Contravene, conflict with or result in a violation of (i) any of the provisions of the Company Constituent Documents of the Target Companies or (ii) any resolution adopted by the Target Companies’ stockholders (or holders of similar interests) or boards of directors (or similar governing body) or any committee thereof;

(ii) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or any Order to which the Target Companies, or any of the assets owned, used or controlled by the Target Companies, is subject;

(iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any Target Company or that otherwise relates to any Target Company’s business or to any of the assets owned, used or controlled by any Target Company;

(iv) Contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty, or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any obligation under any Material Contract, or (iv) cancel, terminate or modify any material term of any Material Contract, except for any such rights listed in (i), (ii) (iii) or (iv) which, if exercised, would not reasonably be expected to have or result in a Company Material Adverse Effect; or

(v) Result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any Target Company (except for minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Target Company).

(b) Subject to Section 3.21(c), none of the Target Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement by the Company or any of the Contemplated Transactions or (ii) the consummation by the Company of the Merger or any of the Contemplated Transactions.

(c) Except for (i) filings of applications and notices with, and receipt of Consents, exemptions or non-objections from, the SEC, the New York Stock Exchange, foreign and state securities authorities, FINRA, the CFTC, FERC, applicable securities, commodities and futures exchanges, the FSA and other industry self-regulatory organizations (“SRO”); (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any Governmental Body and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”); (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iv) any notices to or filings with the SBA; (v) any notices or filings under the HSR Act; (vi) such filings and Consents as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement; and (vii) the Consent of any investment advisory clients of the Target Companies to the assignment or deemed assignment of investment advisory contracts as a result of the Contemplated Transactions, including the Merger, no Consents or filings or registrations with any Governmental Body are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the Contemplated Transactions, other than as set forth on Schedule 3.21(c) of the Company Disclosure Schedules.

Section 3.22 Customers. Schedule 3.22 of the Company Disclosure Schedules identifies each Person (including any insurance payor) that has committed (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase existing products or services or products or services being developed by a Target Company, which such commitment involves in excess of $100,000, and sets forth for each such Person the quantities or amounts of such products or services that such Person has committed to purchase (the “Company Purchase Commitments”) and whether such commitment is oral or written. The Company has provided to Parent true and complete copies of all documents evidencing such Company Purchase Commitments. All such Company Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Company and, upon consummation of the Merger, will be enforceable by Parent, against the other party to such Company Purchase Commitments. No fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Company Purchase Commitment, and no Person has given any written notice to any Target Company that any Person intends to withdraw, amend, modify or terminate any Company Purchase Commitment.

Section 3.23 Company Projections. The Company has previously delivered to Parent in writing: (i) a revised budget of the Company for the fiscal year ending September 30, 2009 and (ii) the most recent financial projections of the Company for the three months ending December 31, 2008 and for the years ending December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012 ((i) and (ii) collectively, the “Company Financial Projections”), and all assumptions used by the Company’s management or any other Person in preparing such Company Financial Projections (the “Assumptions”). The Assumptions and the Company Financial Projections are reasonable and have been prepared in good faith.

Section 3.24 Company Action.

(a) The board of directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the Contemplated Transactions; (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth in this Agreement; (iii) directed that this Agreement be submitted for a vote at a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) to adopt this Agreement; and (iv) recommending to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”). Each director and executive officer of the Company who as of the date of this Agreement is entitled to vote any shares of Company Common Stock has represented to the Company his or her intention as of the date of this Agreement to vote such shares in favor of, or, if applicable, Consent in writing to, the approval and adoption of this Agreement and the Merger.

(b) The affirmative vote of the holders of a majority of all issued and outstanding shares of Company Common Stock on the record date of the Company Stockholders Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and effect the Merger under applicable Law and the Company’s certificate of incorporation, as amended (the “Company Stockholders Approval”).

Section 3.25 Anti-Takeover Law. The Company and its board of directors have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the Contemplated Transactions (i) any state, federal or foreign takeover Law that may purport to be applicable to the Merger and the Contemplated Transactions, (ii) any takeover provision in the Company Constituent Documents, and (iii) any takeover provision in any Contract to which the Company is a party or by which it or its properties may be bound.

Section 3.26 Full Disclosure. This Agreement (including the Schedules) does not, and none of the certificates referred to in ARTICLE 7 or the other Contracts delivered to Parent in connection with the Merger or the Contemplated Transactions, will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

Section 3.27 Brokers. Neither the Company nor any Subsidiary or Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger, and none of Parent, Bank nor Merger Sub will incur or succeed to any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement or the Merger.

Section 3.28 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.29 Broker-Dealer and Investment Advisory Matters. (a) Each of the Target Companies and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant or (ii) a registered principal, registered representative, investment adviser representative, insurance agent or salesperson with the SEC or any securities or insurance commission or other Governmental Body are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except in each case for any failures to be so registered, licensed or qualified that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Target Companies and each of their respective officers and employees are in compliance with all applicable Laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Each of the Target Companies, and, to the Knowledge of the Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with all applicable Laws governing sales processes and practices, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c) Each of the Company’s broker-dealer Subsidiaries is, and at all times since January 1, 2005 has been, in compliance with Rule 15c-3(1) and Rule 15c-3(3) of the Exchange Act and in substantial compliance with the other provisions of Rule 15c-3 of the Exchange Act.

Section 3.30 ARS.

(a) The Company has good and valid title to the ARS, free and clear of all Encumbrances.

(b) All of the ARS to be acquired by the Parent pursuant to the ARS Purchase Agreement are auction rate bonds issued by and payable from trusts that are fully collateralized by student loans originated under the Federal Family Education Loan Program and that carry a guarantee by the U.S. Department of Education of not less than 97% of the principal amount of such auction rate bonds

Section 3.31 Permissible Activities and Assets. Except for First Southwest Capital Investments, Inc., each of the Target Companies engages only in activities that are permissible for a Texas state banking association and member of the Federal Reserve System to conduct directly or through an operating Subsidiary (the “Permissible Activities”). From the date hereof through the Closing Date, none of the Target Companies have any plans or intent to commence any lines of business, transactions or operations, except for Permissible Activities. Except for First Southwest Capital Investments, Inc., each of the Target Companies only owns assets that are permissible for a Texas state banking association and member of the Federal Reserve System to own directly or through an operating Subsidiary (the “Permissible Assets”). From the date hereof through the Closing Date, none of the Target Companies have any plans or intent to acquire by any means any assets other than Permissible Assets.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to and for the benefit of the Company as set forth in this ARTICLE 4, except as otherwise set forth in the Parent Disclosure Schedules attached hereto:

Section 4.1 Subsidiaries; Due Organization.

(a) Parent has no Subsidiaries except for the Entities identified on Schedule 4.1(a) of the Parent Disclosure Schedules. The Parent and the Bank are sometimes referred to herein collectively as the “Parent Companies” and individually as a “Parent Company.” None of the Parent Companies has agreed to make, or is otherwise obligated to make, or is bound by any

Contract under which it may be obligated to make, any future investment in, or capital contribution to, any other Entity. None of the Parent Companies has, at any time, been a general partner of, or has otherwise been liable for any debts or other obligations of, any other Entity.

(b) Each Parent Company has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be (with Schedule 4.1(a) of the Parent Disclosure Schedules setting forth the type of Entity and the respective jurisdictions thereof). Each Parent Company has all necessary Entity power and authority and all necessary Governmental Authorization: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Parent Contracts.

(c) None of the Parent Companies is required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other Entity in any jurisdiction other than the jurisdictions identified on Schedule 4.1(c) of the Parent Disclosure Schedules, except where failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect. Parent is in good standing as a foreign corporation in each of the jurisdictions identified on Schedule 4.1(c) of the Parent Disclosure Schedules.

(d) None of the Parent Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “PlainsCapital Corporation” and the names set forth on Schedule 4.1(d) of the Parent Disclosure Schedules.

(e) Schedule 4.1(e) of the Parent Disclosure Schedules accurately sets forth: (i) the names of the members of each Parent Company’s board of directors or similar governing body, (ii) the names of the members of each committee of each Parent Company’s board of directors or similar governing body, and (iii) the names and titles of each Parent Company’s executive officers.

Section 4.2 Authority. Parent has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder and upon receipt of all Regulatory Approvals to consummate the Contemplated Transactions, including the Merger. The execution, delivery and performance of this Agreement and each Related Agreement to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Parent. This Agreement has been, and each Related Agreement to which Parent is a party will be at or prior to the Closing, duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes, and each such Related Agreement when so executed and delivered will constitute, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3 Articles of Incorporation and Bylaws; Records. Parent has delivered to the Company accurate and complete copies of: (a) its Articles of Incorporation, as currently in effect (the “Parent Charter”), its Bylaws, as currently in effect (the “Parent Bylaws”); (b) all stock records and registers of Parent as of September 30, 2008; and (c) all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of the board of directors of Parent from December 31, 2005 through the date hereof (the items described in (a), (b) and (c) above, collectively, the “Parent Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders, the board of directors or any committee of the board of directors of Parent that are not fully reflected in the Parent Constituent Documents. There has not been any material violation of the Parent Constituent Documents, and Parent has not taken any action that is inconsistent in any material respect with the Parent Constituent Documents. The books of account, stock records, minute books and other records of Parent are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Laws and Good Operating Practices.

Section 4.4 Capitalization.

(a) The authorized Parent capital stock consists of:

(i) 50,000,000 shares of Parent Common Stock, of which 8,824,764 shares have been issued and 8,702,459 are outstanding as of the date of this Agreement;

(ii) 201,394 shares of Parent Common Stock reserved for issuance pursuant to outstanding options to purchase Parent Common Stock (each, a “Parent Option” and, collectively, the “Parent Options”); and

(iii) 5,000,000 shares of preferred stock, par value $1.00 per share.

(b) All of the outstanding shares of Parent capital stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except for Parent Options, (i) there are no Commitments outstanding with respect to any Equity Interest of Parent; (ii) none of the outstanding shares of Parent capital Stock is subject to any right of first refusal or similar right in favor of Parent or any other Person; and (iii) there is no stockholders agreement, voting trust or any other Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent capital stock. Parent is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

(c) Schedule 4.4(c) of the Parent Disclosure Schedules accurately sets forth (i) the total number of shares of Parent Common Stock that are subject to all Parent Options and the number of shares of Parent Common Stock with respect to which such Parent Option is immediately exercisable, (ii) the vesting schedule for such Parent Option, (iii) the weighted exercise price per share of Parent Common Stock purchasable under such Parent Option, and (iv) whether such Parent Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Parent has delivered to the Company accurate and complete copies of all current stock option plans pursuant to which any of the Parent Companies has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(d) There are no Commitments outstanding with respect to any Equity Interest of the Parent Companies.

(e) All outstanding shares of capital stock, options, warrants and other securities of the Parent Companies have been issued and granted in compliance with (i) all applicable securities and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

Section 4.5 Financial Statements; Financial Controls.

(a) Parent has delivered to the Company the following financial statements and any notes thereto (collectively, the “Parent Financial Statements”):

(i) the audited consolidated balance sheets of Parent and its consolidated Subsidiaries as of December 31, 2007, 2006, and 2005, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of Parent and its consolidated Subsidiaries for the years then ended, together with the notes thereto and the unqualified reports and opinions of Ernst & Young, LLP, relating thereto; and

(ii) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of June 30, 2008 (the “Parent Interim Balance Sheet”), and the related unaudited consolidated statement of income, statements of stockholders’ equity and statement of cash flows of Parent and its consolidated Subsidiaries for the six (6) months then ended.

(b) The Parent Financial Statements are accurate and complete in all material respects and present fairly the financial position, assets, liabilities, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries as of the respective dates thereof and for the periods covered thereby and specified therein. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and specified therein (except that the financial statements referred to in Section 4.5(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material).

(c) Schedule 4.5(c) of the Parent Disclosure Schedules lists, and Parent has delivered to the Company, accurate and complete copies of all documentation creating or governing, any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K) effected or maintained in effect by Parent.

(d) The books of account and financial records of Parent are true and correct and have been prepared and are maintained in accordance with sound accounting practices.

Section 4.6 Absence of Changes. Except for actions taken by Parent with the express prior written consent of the Company pursuant to Section 5.2, since the date of the Parent Interim Balance Sheet:

(a) There has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Companies (whether or not covered by insurance);

(c) None of the Parent Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of Parent since the date of the Parent Interim Balance Sheet, exceeds $1,000,000 in the aggregate outside the ordinary course of business, consistent with past practices;

(d) None of the Parent Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness outside the ordinary course of business, consistent with past practices;

(e) None of the Parent Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(f) None of the Parent Companies has taken any action of the type referred to in Section 5.2(c); and

(g) None of the Parent Companies has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” of this sentence.

Section 4.7 Title to Assets.

(a) The Parent Companies own, and have good and valid title to, all assets purported to be owned by it, including all assets reflected on the Parent Interim Balance Sheet and all other assets reflected in each Parent Company’s books and records as being owned by such Parent Company.

(b) Schedule 4.7(b) of the Parent Disclosure Schedules identifies all material assets (including real estate facilities) of the Parent Companies that are being leased or licensed to or by each Parent Company (including all oral leases, if any, and other agreements under which real property is leased by the Parent Companies and is used or held for use in the operation of the business). The Parent Companies have a valid and enforceable leasehold interest in or a valid and enforceable right to use, as applicable, all of the assets set forth on Schedule 4.7(b) of the Parent Disclosure Schedules. All such leases and licenses are valid and enforceable against the parties thereto.

Section 4.8 Contracts.

(a) Schedule 4.8(a) of the Parent Disclosure Schedules identifies each “Parent Material Contract” of the Parent Companies, with each Contract (including any policies or programs which might support a claim of a contractual right) of the nature described below being deemed to constitute a “Parent Material Contract” of the Parent Companies:

(i) any Parent Contract that provides for indemnification of any officer, director, employee, or agent;

(ii) each Parent Contract (other than Contracts evidencing Parent Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Parent Companies with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(iii) any other Parent Contract that was entered into outside the ordinary course of business or was inconsistent with the Parent Company’s past practices and involving consideration in excess of $100,000;

(iv) any Parent Contract that would reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, liabilities, results of operations or financial performance of any of the Parent Companies or (B) the ability of Parent to perform any of its obligations under this Agreement or to consummate the Merger or any of the Contemplated Transactions; and

(v) any other Parent Contract, if a breach of such Contract or the termination of such Contract would reasonably be expected to have or result in a Parent Material Adverse Effect.

(b) Parent has delivered or made available electronically to the Company accurate and complete copies of all written Parent Material Contracts. Schedule 4.8(b) of the Parent Disclosure Schedules provides an accurate description of the terms of each Parent Material Contract that is not in written form. Each Parent Material Contract identified (or required to be identified) on Schedule 4.8(a) and Schedule 4.8(b) of the Parent Disclosure Schedules is valid and in full force and effect, and is enforceable by the applicable Parent Company against the other parties thereto, in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(c)(i) each of the Parent Material Contracts and the performance thereunder by the applicable Parent Company, is, and has been during the terms thereof, in material compliance with all applicable Laws;

(ii) none of the Parent Companies has violated or breached, or committed any default under, any Parent Material Contract in any material respect, and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any Parent Material Contract in any material respect;

(iii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (A) result in a violation or breach by the applicable Parent Company of any of the provisions of any Parent Material Contract in any material respect, (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (E) give any Person the right to cancel, terminate or modify any Parent Material Contract;

(iv) none of the Parent Companies has received any written notice or, to the Knowledge of Parent, other communication regarding any actual or alleged violation or breach of, or default under, any Parent Material Contract in any material respect; and

(v) none of the Parent Companies has waived any of its material rights under any Parent Material Contract.

Section 4.9 Liabilities. None of the Parent Companies have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for:

(a) liabilities quantified on the face of the Parent Interim Balance Sheet;

(b) liabilities that have been incurred by Parent since September 30, 2008 in the ordinary course of business and consistent with Parent’s past practices; and

(c) liabilities that, individually or in the aggregate, would not be material.

Section 4.10 Compliance with Laws; Governmental Authorizations.

(a) Each Parent Company is, and has at all times since its inception been, in compliance, in all material respects, with all applicable Laws. None of the Parent Companies has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Body or any other Person regarding any actual or possible material violation of, or material failure to comply with, any Law.

(b) The Parent Companies hold all material Governmental Authorizations necessary to enable the Parent Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted. Each Parent Company is, and has at all times been, in material compliance with the terms and requirements of such Governmental Authorizations. None of the Parent Companies has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Body regarding (i) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Parent Companies to design, manufacture, license, offer or sell any of its products or services.

(c) The Parent Companies have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required to be filed with (i) FINRA, (ii) the SEC, (iii) the CFTC, (iv) the Federal Deposit Insurance Corporation, (v) any state consumer finance or mortgage banking regulatory authority or other agency, (vi) any foreign regulatory authority, and (vii) any SRO and with each other applicable Governmental Body, and all other reports and statements required to be filed, including any report or statement required to be filed pursuant to applicable Laws, and have paid all fees and assessments due and payable in connection therewith.

Section 4.11 Certain Business Practices. None of the Parent Companies, and, to the Knowledge of Parent, no director, officer, agent or employee of any of the Parent Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.12 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Parent Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”):

(i) has been or will be filed on or before the applicable due date (including any extensions of such due date);

(ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Laws. All Tax amounts due on or before the Closing Date have been or will be paid on or before the Closing Date (whether or not shown on a Parent Return); and

(iii) Each of the Parent Companies (A) has timely withheld proper and accurate amounts from its employees, independent contractors, customers, stockholders and other Persons from whom it is or was required to withhold Taxes in compliance with all applicable Laws and (B) has timely paid all amounts so withheld to the appropriate Governmental Bodies.

(b) Parent has delivered to the Company accurate and complete copies of (i) all Parent Returns for taxable periods ending after December 31, 2000, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Body relating to the federal, state, local or foreign Taxes due from or with respect to the Parent Companies for taxable periods ending after December 31, 2000, and (iii) any closing letters or agreements entered into by the Parent Companies with any Governmental Bodies with respect to Taxes due from or with respect to the Parent Companies for taxable periods ending after December 31, 2000.

(c) The Parent Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Parent Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes for the period from June 30, 2008 through the Closing Date, and Parent will disclose the dollar amount of such reserves to the Company on or prior to the Closing Date. For the period from June 30, 2008 through the Closing Date, none of the Parent Companies has incurred or will incur any liability arising from extraordinary gains or losses (as that term is used in GAAP) outside the ordinary course of business or inconsistent with past practice.

(d) No (i) Parent Return has ever been examined or audited by a Governmental Body and (ii) extension or waiver of the limitation period applicable to any of the Parent Returns has been granted by any Parent Company or any other Person, and no such extension or waiver has been requested from or by any Parent Company.

(e) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Company in respect of any Tax, nor has any of the Parent Companies received from any Governmental Body in any jurisdiction (including jurisdictions where the Parent Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Parent Company. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Parent Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Companies and with respect to which adequate reserves for payment have been established on the Parent Interim Balance Sheet). There are no Encumbrances for Taxes upon any of the assets of any of the Parent Companies except Encumbrances for current Taxes not yet due and payable. None of the Parent Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Parent Companies has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. The Parent Companies (i) have been members of the same affiliated group within the meaning of Section 1504 of the Code and (ii) have filed or been included in such group’s combined, consolidated and unitary income Tax Returns. Except with respect to such affiliated group, none of the Parent Companies has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Law) as a transferee or successor, by Contract or otherwise.

(f) None of the Parent Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar Law) executed on or prior to the

Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(g) Each of the Parent Companies has disclosed in its Parent Returns any Tax reporting position taken in any Parent Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Law.

(h) None of the Parent Companies has consummated or participated in, or is currently participating in, any transaction that was or is a “reportable transaction” as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(i) Schedule 4.12(i) of the Parent Disclosure Schedules identifies the amount of any excess loss account or deferred gains or losses of any Parent Company arising out of any intercompany transaction.

(j) Parent has provided the Company with accurate and complete copies of all documentation relating to any Tax holidays or incentives relating or available to any Parent Company. Neither the Merger nor any of the Contemplated Transactions will have an adverse effect on the availability of any such Tax holiday or incentive.

(k) None of the Parent Companies is involved in or subject to any joint venture, partnership or other Contract which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(l) Schedule 4.12(l) of the Parent Disclosure Schedules accurately describes all material elections with respect to Taxes affecting any of the Parent Companies.

(m) There is no agreement, plan, arrangement or other Contract covering any employee of any Parent Company that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162 of the Code if the Parent Company were a “publicly held corporation” subject to Section 162(m) of the Code that received TARP Funding.

(n) Parent is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(o) Parent has not (i) acquired assets from another corporation in a transaction in which Parent’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 4.13 Employee and Labor Matters; Benefits Plans.

(a) Schedule 4.13(a) of the Parent Disclosure Schedules accurately identifies as of the date of this Agreement each former employee of any Parent Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any Parent Company or otherwise) relating to such former employee’s employment with any Parent Company and Schedule 4.13(a) of the Parent Disclosure Schedules accurately describes such benefits.

(b) The employment of each Parent Company’s employees is terminable by the applicable Parent Company at will, without payment of severance or other termination benefits. The Parent Companies do not have any accrued but unpaid compensation obligations (including severance obligations) other than obligations for the current pay period that accrue in the Parent Companies’ ordinary course of business. Parent has delivered to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements.

(c) No independent contractors of any Parent Company have provided services to any Parent Company for a period of six (6) consecutive months or longer. None of the Parent Companies has ever had any temporary or leased employees. To the Knowledge of Parent, no independent contractor of any Parent Company is eligible to participate in any Parent Employee Plan.

(d) To the Knowledge of Parent, none of the Parent Companies is and none of the Parent Companies has ever been engaged, in any unfair labor practice under the National Labor Relations Act or any unlawful discrimination under any applicable Law relating to employment. To the Knowledge of Parent, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any Parent Company or any of their employees. There is not now pending, and to the Knowledge of Parent, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of Parent, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, charges, claims, labor disputes or grievances pending or, to the Knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints. Schedule 4.13(d) of the Parent Disclosure Schedules sets forth a complete and accurate list of all unfair labor practice charges and employment discrimination charges filed with any Governmental Body, including the United States Department of Labor or any comparable state agencies administering wage-hour laws, during the preceding five (5) years and the disposition thereof.

(e) Schedule 4.13(e) of the Parent Disclosure Schedules contains a true and complete list of all Parent Employee Plans. None of the Parent Companies intends or has agreed or committed to (i) establish or enter into any new Parent Employee Plan, (ii) modify any Parent Employee Plan (except to conform any such Parent Employee Plan to the requirements of any applicable Laws, in each case as previously disclosed to the Company in writing), or (iii) terminate any Parent Employee Plan.

(f) Parent has delivered to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan, including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series

5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Law in connection with each Parent Employee Plan; (iii) for each Parent Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan and all summaries and descriptions furnished to participants and beneficiaries within two (2) years preceding the date hereof regarding Parent Employee Plans for which a summary plan description is not required; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Parent Employee within two (2) years preceding the date hereof relating to any Parent Employee Plan and any proposed Parent Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Parent Companies; (vii) all written correspondence to or from any Governmental Body within two (2) years preceding the date hereof relating to any Parent Employee Plan, or any current or ongoing investigation, audit, or litigation with respect to any Parent Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Parent Companies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan; (x) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code (each a “Parent Qualified Plan”) for the three (3) most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Parent Qualified Plan.

(g) Each Parent Qualified Plan has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Parent, as of the date hereof no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification of any such Parent Employee Plan or loss of tax-exempt status of its related trust.

(h) Each Parent Company has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan. Parent has no Knowledge of any default or violation in any material respect by any other party to, the terms of any Parent Employee Plan. Each Parent Employee Plan (and each related trust, insurance contract or fund) and its administration complies in form and operation in all material respects with the applicable requirements of all applicable Laws, including ERISA and the Code.

(i) Each Parent Company has timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan, other than contributions or payments which are not yet required to be made, in which case they have been properly reserved for on the Parent Financial Statements.

(j) There are no other corporations or trades or businesses (whether or not incorporated) which, either currently or within the six (6) year period immediately preceding the Closing Date, would have been treated as a “single employer” with the Parent Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(k) No securities, real property or other property of the Parent Companies are included in the assets of any Parent Employee Plan.

(l) None of the Parent Companies and, to the Knowledge of Parent, no other party has engaged in any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Parent Employee Plan, except for any transactions which are exempt under a statutory or administrative exemption, which would reasonably be expected to result in a material penalty under ERISA or the Code to a Parent Company or a fiduciary with respect to a Parent Employee Plan.

(m) No Parent Company has incurred or has engaged in or knowingly permitted to occur any transaction that would reasonably be expected to result in a Parent Company’s incurrence of liability for any material penalty or tax that as of the date hereof has not been paid in full with respect to any Parent Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Law.

(n) Other than routine claims for benefits, there are no claims or Legal Proceedings pending, or, to the Knowledge of the Parent, threatened against any Parent Employee Plan, the assets of any Parent Employee Plan, or, to the Knowledge of Parent, any fiduciary related to the breach of fiduciary duties with respect to any Parent Employee Plan. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Parent, threatened by the IRS, the United States Department of Labor, or any other Governmental Body with respect to any Parent Employee Plan.

(o) Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to any Parent Company or any Target Company (other than ordinary administration expenses and any obligations arising from prior operation of such plan), subject to applicable Laws.

(p) No Parent Company has during the six (6) years immediately preceding the Closing Date maintained, established, sponsored, participated in, or contributed to, or currently has any liability (contingent or otherwise) with respect to any: (i) Parent Employee Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Parent Employee Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA) in which stock of any of the Parent Companies is or was held as a plan asset; (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code.

(q) To the Knowledge of the Parent, no event has occurred or circumstance exists that could result in a material increase in premiums of any Parent Employee Plan that is insured, or a material increase in benefit costs of any Parent Employee Plan that is self-funded.

(r) Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions, including the Merger, will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Contemplated Transactions, including the Merger, by any employee, officer, director or independent contractor of a Parent Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(s) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, and no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been “materially modified” (within the meaning of the applicable guidance issued pursuant to Section 409A of the Code) at any time after October 3, 2004.

(t) No Parent Employee Plan provides (except at no cost to the Parent Companies), or reflects or represents any liability of any Parent Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws. Other than commitments made that involve no future costs to any of the Parent Companies, no Parent Company has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that any such Parent Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by COBRA or other applicable Laws.

(u) To the Knowledge of Parent, except as would not have or reasonably be expected to have a Parent Material Adverse Effect, no Parent Company: (i) has violated or otherwise failed to comply in any material respect with any Law respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act, the requirements of the Health Insurance Portability & Accountability Act, the requirements of the Worker Adjustment and Retraining Notification Act and the provisions of any similar Law; (ii) has materially failed to withhold or report any amounts required by applicable Laws or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Employees; (iii) is liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to any of the foregoing; and (iv) is liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against any Parent Company under any workers’ compensation policy or long-term disability policy.

(v) Except as has not had or would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in, any claim for indemnification or reimbursement by any Parent Employee (other than a claim for reimbursement to the Parent Companies, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Parent Employee in the course of performing such individual’s duties for any Parent Company) pursuant to (i) the terms of any Parent Company’s certificate of incorporation, bylaws or other charter documents; (ii) any indemnification agreement or other Contract between any Parent Company and any such Parent Employee; or (iii) any applicable Law.

Section 4.14 Insurance. Each Parent Company has insurance policies in full force and effect which are in such scope and amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Parent Companies. Schedule 4.14 of the Parent Disclosure Schedules identifies each insurance policy maintained by, at the expense of or for the benefit of any Parent Company and identifies any outstanding material claims (including any workers’ compensation claims) made with respect to any Parent Company thereunder, and Parent has delivered or made electronically available to the Company accurate and complete copies of the insurance policies identified on Schedule 4.14 of the Parent Disclosure Schedules. Each of the insurance policies identified on Schedule 4.14 of the Parent Disclosure Schedules is in full force and effect. None of the Parent Companies has received any written notice or, to the Knowledge of Parent, other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy identified or required to be identified on Schedule 4.14 of the Parent Disclosure Schedules; (b) refusal of any coverage or rejection of any claim under any insurance policy identified on Schedule 4.14 of the Parent Disclosure Schedules; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy identified or required to be identified on Schedule 4.14 of the Parent Disclosure Schedules.

Section 4.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (i) that involves any Parent Company or any of the assets owned, used or controlled by the Parent Companies or any Person (including any current or former stockholder, director, or officer of any Parent Company) whose liability any Parent Company has or may have retained or assumed, either contractually or by operation of law or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions or any of the Related Agreements. To the Knowledge of the Parent Companies, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No claim, dispute or Legal Proceeding disclosed on Schedule 4.15(a) of the Parent Disclosure Schedules would, if determined adversely to the Parent Company party thereto, reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) There is no Order to which any Parent Company, or any of the assets owned or used by the Parent Company, is subject. To the Knowledge of Parent, no officer or other employee of the Parent Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Parent Company’s business.

Section 4.16 Non-Contravention; Approvals; Consents.

(a) Neither (i) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (ii) the consummation of the Merger or any of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) Contravene, conflict with or result in a violation of (i) any of the provisions of the Parent Constituent Documents of the Parent Companies or (ii) any resolution adopted by the Parent Companies’ stockholders (or holders of similar interests) or boards of directors (or similar governing body) or any committee thereof;

(ii) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or any Order to which the Parent Companies, or any of the assets owned, used or controlled by the Parent Companies, is subject;

(iii) Contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Parent Company or that otherwise relates to any Parent Company’s business or to any of the assets owned, used or controlled by any Parent Company;

(iv) Contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract that is or would constitute a Parent Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Contract, (ii) a rebate, chargeback, penalty, or change in delivery schedule under any Parent Material Contract, (iii) accelerate the maturity or performance of any obligation under any Parent Material Contract, or (iv) cancel, terminate or modify any material term of any Parent Material Contract, except for any such rights listed in (i), (ii), (iii) or (iv) which, if exercised, would not reasonably be expected to have or result in a Parent Material Adverse Effect; or

(v) Result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any Parent Company (except for minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Parent Company).

(b) Subject to Section 4.16(c), none of the Parent Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement by Parent or any of the other Contemplated Transactions, including the Merger or (ii) the consummation by Parent of the Merger or any of the Contemplated Transactions.

(c) Except for (i) the Regulatory Approvals, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any notices to or filings with the SBA, (iv) any notices or filings under the HSR Act, and (v) such filings and Consents as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no Consents or filings or registrations with any Governmental Body are necessary in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the Merger and the Contemplated Transactions other than as set forth on Schedule 4.16(c) of the Parent Disclosure Schedules.

Section 4.17 Anti-Takeover Law. Parent and its Board of Directors have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the Contemplated Transactions (i) any state, federal or foreign takeover Law that may purport to be applicable to the Merger and the Contemplated Transactions, (ii) any takeover provision in Parent Constituent Documents, and (iii) any takeover provision in any Contract to which Parent is a party or by which it or its properties may be bound.

Section 4.18 Full Disclosure. This Agreement (including the Schedules) does not, and none of the certificates referred to in ARTICLE 8 or the other Contracts delivered to the Company in connection with the Contemplated Transactions, including the Merger, will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

Section 4.19 Brokers. Except for fees payable to Stephens, Inc. (the “Parent Financial Advisor”) as set forth in the engagement letter between Parent and the Parent Financial Advisor, dated June 23, 2008, neither Parent nor any Subsidiary or Affiliate of Parent is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger, and the Company will not incur or succeed to any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement or the Merger.

Section 4.20 Reports.

(a) Since December 31, 2005, the Parent Companies have filed all reports, registrations and statements, together with any required amendments thereof, that it was required to file, if any, with the Governmental Body (including the Board of Governors of the Federal Reserve and any applicable state securities or banking authorities). All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Parent Reports.” As of their respective dates, the Parent Reports complied in all material respects with all the rules and regulations promulgated by the applicable Governmental Bodies and were true and accurate in all material respects. Copies of all of the Parent Reports have been made available to the Company by Parent.

(b) The Bank has received at least a “satisfactory” rating in its last Community Reinvestment Act examination.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the Representatives of each Target Company during regular business hours and upon reasonable advance notice to:

(a) Provide Parent and Parent’s Representatives with reasonable access to the Representatives, personnel and assets of the Target Companies and to all existing books, records, Tax Returns, work papers, Company Contracts, and other documents and information relating to the Target Companies; and

(b) Provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Target Companies, and with such additional financial, operating and other data and information regarding the Target Companies, as Parent may reasonably request.

(c) Without limiting the generality of the previous subsections (a) and (b) of this Section 5.1:

(i) within seventeen (17) Business Days after the end of October 31, 2008 and each subsequent calendar month ending during the Pre-Closing Period, the Company shall deliver to Parent:

(1) a consolidated balance sheet of the Company as of the last day of such calendar month;

(2) a statement of income for such calendar month and for the period from September 30, 2008 through the end of such calendar month;

(3) a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that such financial statements fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the date thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, and have been prepared from and in a manner consistent with and that accurately reflect the books and records of the Company throughout the periods covered and on a basis consistent with the basis on which the Company Financial Statements were prepared; and

(ii) during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Target Companies to, permit Parent and Parent’s Representatives to meet with the controller and other officers of the Target Companies responsible for the Target Companies’ financial statements, the internal controls of the Target Companies and the disclosure controls and procedures of the Target Companies to discuss such matters as Parent may deem necessary or appropriate for Parent to satisfy its obligations under applicable Laws.

(d) Notwithstanding anything contained in this Section 5.1 to the contrary, Parent and Parent’s Representatives shall perform the activities referred to in this ARTICLE 5 in such a manner intended not to interfere unreasonably with the operation of the businesses of the Target Companies.

(e) Notwithstanding anything contained in this Section 5.1 to the contrary, the Target Companies shall not be obligated to provide access or information if the Company determines, in its reasonable judgment, that doing so would: (i) violate applicable Law or (ii) after consultation with Akin, Gump, Strauss, Hauer & Feld LLP invalidate the protection of any legal privilege.

Section 5.2 Conduct of Business. Except (i) as specifically permitted or required by any other provision of this Agreement or as required by applicable Law, the Stock Purchase Agreement or the FINRA Settlement, (ii) in the case of the Company, with the consent in advance in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed, or (iii) in the case of Parent, with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, at all times during the Pre-Closing Period:

(a) The Company shall (and shall cause each other Target Company to):

(i) ensure that each Target Company conducts its business and operations (A) in the ordinary course and in accordance with Good Operating Practices and (B) in compliance with all applicable Laws and the requirements of all Material Contracts;

(ii) use commercially reasonable efforts to ensure that each Target Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with its customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the respective Target Company;

(iii) use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.18 and, if any such insurance policy is scheduled to expire during the Pre-Closing Period, the Company shall use commercially reasonable efforts to cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy;

(iv) cause to be provided all notices and support required by any Company Contract relating to any Proprietary Asset in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of, any transfer or disclosure by any Target Company of any Proprietary Asset of a Target Company; and

(v) promptly notify Parent of (A) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, including the Merger and (B) any material Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Target Companies.

(b) The Company shall not (and shall cause each other Target Company not to):

(i) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Proposal, reclassification of shares, stock split, reverse stock split or similar transaction;

(ii) sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security except for capital stock issued in exchange for, and in accordance with the terms of, currently outstanding options or other outstanding convertible securities, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(iv) to the extent not permitted or required herein, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any Contract evidencing any outstanding stock option, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except to the extent necessary to conform to any applicable Law;

(v) recognize any labor union or enter into any collective bargaining agreement;

(vi) propose or adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution of any Target Company;

(vii) form any Subsidiary or acquire any Equity Interest in any other Entity;

(viii) make any capital expenditure outside the ordinary course of business; provided, that the maximum amount of all capital expenditures made on behalf of the Target Companies during the Pre-Closing Period shall not exceed $50,000 per month;

(ix) except in the ordinary course of business and consistent with Good Operating Practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by a Target Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $50,000 individually, or $200,000 in the aggregate and provided that such assets acquired, leased or licensed are Permissible Assets), or waive or relinquish any material right related thereto;

(xi) except for margin securities accounts, lend money to any Person (except that the Company may make routine travel advances and reimburse business expenses to employees in the ordinary course of business and consistent with past practices not in excess of $100,000 in the aggregate), or incur or guarantee any indebtedness for borrowed money;

(xii) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except to the extent necessary to conform to any applicable Law;

(xiii) hire any new employee having an annual salary in excess of $100,000 or promote any employee except in order to fill a position vacated after the date of this Agreement;

(xiv) make any change in any of the accounting principles or practices used by it except as required by GAAP;

(xv) except in the ordinary course of business and consistent with Good Operating Practice, change in any material respect any of its service policies, risk management policies, personnel policies or other business policies;

(xvi) make or change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(xvii) commence or settle any material Legal Proceeding;

(xviii) amend or terminate, allow to lapse (including any failure to sever upon the end of a term) or waive or exercise any material right or remedy under, any Material Contract;

(xix) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with Good Operating Practices;

(xx) commence, establish or engage in any activity or business line that would not constitute a Permissible Activity;

(xxi) take or omit to take any action that could, or is or reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in ARTICLE 6 and ARTICLE 7 and hereof not being satisfied, or (C) breach any provisions of this Agreement;

(xxii) take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xxiii) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 5.2(b).

(c) Parent shall not:

(i) other than in connection with a TARP Funding, propose to adopt any amendments to or amend the Parent Charter or the Parent Bylaws or elect, become a party to or authorize any reclassification of shares, stock split, reverse stock split or similar transaction;

(ii) propose or adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(iii) make or change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(iv) take or omit to take any action that could, or is or reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in ARTICLE 6 and ARTICLE 8 hereof not being satisfied, or (C) breach any provisions of this Agreement;

(v) take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(vi) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(v)” of this Section 5.2(c).

Section 5.3 Proxy Statement; Company Stockholders Meeting; Board Recommendation.

(a) The Company shall as promptly as practicable, but in any event on or before the twenty-fifth (25th) day immediately following the date hereof, prepare and mail to its stockholders at its own expense a notice of meeting, combined private placement memorandum/proxy statement and form of proxy in accordance with applicable Law, including all applicable provisions of the DGCL and Regulation D promulgated under the Securities Act (the “Proxy Statement”). The Company shall provide Parent with the opportunity to review and comment on the Proxy Statement and shall not mail the Proxy Statement without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed). The Proxy Statement shall include the Company Board Recommendation, except to the extent the Company’s Board of Directors shall have withheld, withdrawn, amended or modified the Company Board Recommendation as permitted by Section 5.3(d). Parent shall provide the Company with all information relating to Parent which is required to be disclosed in the Proxy Statement pursuant to this Agreement and applicable Law.

(b) The Company shall ensure that the Proxy Statement and any amendment or supplement thereto (other than any information provided by Parent and Merger Sub) shall, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees that if such party shall become aware prior to the time of the Company Stockholders Meeting of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit any material fact necessary to make the statements therein not false or misleading, to, as promptly as practicable, inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) The Company shall call and hold the Company Stockholders Meeting as promptly as reasonably practicable, but in any event within 20 calendar days after the Proxy Statement is first sent or mailed to its stockholders, for the purpose of obtaining the Company Stockholders Approval. In connection with the Company Stockholders Meeting, the Company shall (i) subject to applicable Laws, take all steps reasonably necessary or desirable (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum in accordance with the terms of this Section 5.3(c)) to obtain the Company Stockholders Approval and (ii) otherwise comply with all Laws applicable to the Company Stockholders Meeting.

(d) The Company’s board of directors shall recommend that the Company’s stockholders approve the Merger and vote in favor of the adoption of this Agreement and neither the board of directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; provided, that nothing contained in this Agreement shall prohibit the Company’s board of directors from failing to make or from withdrawing or modifying its recommendation to the Company Stockholders hereunder if the board of directors of the Company, after consultation with its independent legal counsel, Akin Gump Strauss Hauer & Feld, LLP, determines in good faith that such action is legally required for such board of directors to comply with its fiduciary duties to its stockholders under applicable Law.

Section 5.4 Confidentiality. All nonpublic information provided to, or obtained by, the parties in connection with the Contemplated Transactions, including the Merger, hereby shall be subject to the Confidentiality and Non-Disclosure Agreement dated June 26, 2008 among Parent and the Company (the “Confidentiality Agreement”), the terms of which shall continue in force until Closing; provided, that Parent, Bank, Merger Sub and the Company may disclose such information as may be necessary in connection with (i) seeking necessary Consents as contemplated hereby, and (ii) making such disclosures as required under applicable Law. Notwithstanding the foregoing, none of Parent, Parent’s Affiliates nor any Target Company shall be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by the Company, Parent, Bank or Merger Sub prior to the execution and delivery of this Agreement or pursuant to this Section 5.4 shall limit or otherwise affect the remedies available hereunder to the Company, Parent, Bank or Merger Sub, or the representations or warranties of, or the conditions to the obligations of, the parties hereto. The parties further agree not to disclose (except to such party’s Representatives) the existence of the letter of intent dated June 20, 2008, among Parent and the Company, or any of the terms and conditions contained therein, without the prior written consent of the other parties, except as required by Law.

Section 5.5 Public Announcements. From the date of this Agreement until the Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Contemplated Transactions, including the Merger, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Contemplated Transactions, including the Merger, without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement of, a stock exchange. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange, to make this Agreement and the terms of the Contemplated Transactions, including the Merger, public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

Section 5.6 Notices of Certain Events. During the Pre-Closing Period, each of the Company and Parent, as the case may be, will notify the other parties in writing promptly after learning of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Body in connection with the Merger; (iii) any material Legal Proceeding threatened or commenced affecting the Company or Parent, the assets or liabilities or employees of the Company or Parent, or the consummation of the Contemplated Transactions, including the Merger; and (iv) any change, occurrence or event that, individually or in the aggregate, would have or reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, or that is reasonably likely to cause any of the conditions to closing set forth in ARTICLE 6, ARTICLE 7 or ARTICLE 8 not to be satisfied. Each of the Company and Parent shall give prompt notice to the other parties of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No notice pursuant to this Section 5.6 will affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein or otherwise affect any available remedies.

Section 5.7 Directors’ and Officers’ Insurance; Claims Made Policies.

(a) From and after the Closing Date and until the six (6) year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering those Persons covered by the directors’ and officers’ liability insurance maintained by the Company as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers; provided, that in no event will Parent be required to expend in the aggregate amounts in any year in excess of 110% of the amount of the last annual premium for such insurance to cover its then existing directors and officers (in which event, Parent shall purchase the greatest coverage available for such amount).

(b) From and after the Closing Date and until the six (6) year anniversary of the Closing Date, Parent shall cause the Surviving LLC to maintain in effect the claims made liability insurance policies set forth on Schedule 5.7 of the Company Disclosure Schedules (or, at the Surviving LLC’s option, a “tail” insurance policy) covering those Persons covered by such claims made liability insurance policies maintained by the Company as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same coverage maintained by the Company as of the date hereof.

Section 5.8 Notice of Changes; Disclosure Schedule Updates.

(a) The Company, on the one hand, and Parent, on the other hand, will give prompt notice to the other upon becoming aware of (i) the discovery or occurrence, or failure to occur, of any event or circumstance which causes, or would reasonably be likely to cause, any representation or warranty of such party contained in any Transaction Document to be untrue or inaccurate, or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date, where, in the case of (i) and (ii), such discovery, occurrence or failure would, with respect to the Company, permit the Company to terminate this Agreement pursuant to Section 9.1(g) (disregarding the cure periods therein) or, with respect to Parent, permit Parent to terminate this Agreement pursuant to Section 9.1(f) (disregarding the cure periods therein). No notice pursuant to this Section 5.8(a) will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.8(a) requires any change in the Company Disclosure Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the applicable Schedule of the Company Disclosure Schedules (a “Company Disclosure Schedule Update”) specifying such change. No Company Disclosure Schedule Update shall be deemed to supplement or amend the Company Disclosure Schedules for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or in any certificate or other Related Agreement or (ii) determining whether any condition set forth in ARTICLE 7 has been satisfied.

(c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.8(a) requires any change in the Parent Disclosure Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the applicable Schedule of the Parent Disclosure Schedules (a “Parent Disclosure Schedule Update”) specifying such change. No Parent Disclosure Schedule Update shall be deemed to supplement or amend the Parent Disclosure Schedules for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Parent in this Agreement or in any certificate or other Related Agreement or (ii) determining whether any condition set forth in ARTICLE 8 has been satisfied.

Section 5.9 No Solicitation; Competing Offers.

(a) Generally. The Company will not, and will cause its Subsidiaries not to, and will cause its Representatives not to, directly or indirectly: (i) solicit, initiate, or take any action to facilitate or encourage (including by furnishing information) the submission of any Acquisition Proposal or a potential Acquisition Proposal; (ii) enter into or participate in any communications or negotiations regarding, or deliver or make available to any Person any non-public information or grant access to its properties, books and records or personnel in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) at any time prior to obtaining the Company Stockholders Approval, withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent except as provided in Section 5.3(d); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any agreement in principle, arrangement, understanding or Contract relating to an Acquisition Proposal. The Company, its Subsidiaries and their respective Representatives will immediately cease any and all existing activities, discussions and negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. The Company shall notify Parent promptly upon receipt of (i) any Acquisition Proposal or indication or inquiry by any Person that could reasonably lead to a Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person and a copy of such Acquisition Proposal, indication or request (or, where no such copy is available, a description of the material terms of such

Acquisition Proposal, indication or request). The Company shall keep Parent reasonably informed on a current basis of the status of any such Acquisition Proposal, indication or request, and any related discussions or negotiations with the Company or its Representatives. The Company shall promptly, and in any event within two (2) Business Days of the date of this Agreement, request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of a Acquisition Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company or its Subsidiaries.

(b) Stockholder Disclosures. Nothing contained in this Agreement shall prohibit the Company from making any disclosure to the stockholders of the Company if the Company’s board of directors has concluded in its good faith judgment (after receipt of advice from its outside legal counsel) that such disclosure is required in order to comply with its fiduciary obligations to the Company’s stockholders under Delaware Law or to comply with applicable securities Laws.

Section 5.10 Reservation of Parent Shares. At least forty-eight (48) hours prior to the Closing, Parent shall reserve a sufficient number of shares of Parent Common Stock, based on a good faith estimate of Parent’s board of directors after a review of Schedules 2.7(c) and (f) of the Company Disclosure Schedules, to be available for issuance upon exercise of all of the Converted Options.

Section 5.11 Directors and Managers of Parent and Surviving LLC After Closing. Parent shall take all necessary action so that, as of the Effective Time: (a) the number of directors that shall constitute the full board of directors of Parent is increased by three (3) from the number of directors serving on the Board of Directors of Parent immediately prior to the Effective Time; (b) Hill A. Feinberg, David Medanich and Michael Bartolotta shall each be elected or appointed to serve as a member of the Board of Directors of Parent in accordance with the Parent Charter and the Parent Bylaws for three (3) consecutive one-year terms; (c) Hill A. Feinberg shall be elected or appointed to serve as a member of the Executive Committee of the Board of Managers of the Surviving LLC in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC; (d) Alan B. White, De Pierce and Jerry Schaffner shall each be elected or appointed to serve as a member of the Board of Managers of the Surviving LLC in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC; and (e) Alan B. White shall be elected or appointed to serve as a member of the Executive Committee of the Board of Managers of the Surviving LLC in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC.

Section 5.12 Company Stockholder Representation Letters. The Company shall obtain from each Company Stockholder as soon as practicable after the date hereof an investor representations letter in form and substance reasonably acceptable to Parent (collectively, the “Company Stockholder Representation Letters”).

Section 5.13 Appropriate Action; Required Approvals; HSR.

(a) Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and to consummate the Merger and the Contemplated Transactions as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary actions, notices, petitions, filings, and other documents and to obtain as promptly as practicable all necessary Consents, Regulatory Approvals, Governmental Authorizations, and all other waivers, licenses, Orders, registrations, Permits, rulings, and clearances necessary or advisable to be obtained from any third party, any Governmental Body and/or self-regulatory body (including without limitation FINRA) in order to consummate the Contemplated Transactions, including the Merger (collectively the “Required Approvals”), and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees, to the extent not already accomplished, (i) to, as promptly as practicable after the date of this Agreement, prepare and file the notification required of it under the HSR Act in connection with the Merger, (ii) to promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Bodies, (iii) to make, as promptly as practicable, all necessary filings with all other Governmental Bodies and/or self-regulatory bodies (including without limitation FINRA) relating to the Merger and the Contemplated Transactions, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such Laws or by such Governmental Bodies or any other applicable regulatory Law and the receipt of Required Approvals under such other Laws or from such Governmental Bodies as soon as practicable, and (iv) not to extend any waiting period under any applicable regulatory Law, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). The Company will, and will cause each of its Subsidiaries, to promptly furnish or make available to the Parent all information concerning the Company and its Subsidiaries, including, but not limited to, financial statements, required for inclusion in any application or statement to be made by the Parent to, or filed by the Parent with, any Governmental Body in connection with the Contemplated Transactions, or in connection with any unrelated transactions during the pendency of this Agreement. The Company will, and will cause each of its Subsidiaries to, cooperate with the Parent in the filing of any applications or other documents reasonably necessary to consummate the Contemplated Transactions. The information provided by the Company or any of its Subsidiaries to the Parent in any filings made in connection with obtaining the Required Approvals shall be true and correct in all material respects.

(b) Each of the Company, the Bank and Parent shall, in connection with the efforts referenced in Section 5.13(a) to obtain all Required Approvals, use its commercially reasonable efforts to: (i) consult and cooperate with each other in all respects in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable Law, permit the other party to review in advance any proposed written communication between it and any Governmental Body (including without limitation FINRA and the SEC), (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to any Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions, including the Merger, and (iv) consult with each other in advance to the extent practicable of any meeting or conference with any Governmental Body or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) Each of Parent, Bank and the Company shall use its reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions, including the Merger, under the Antitrust Laws. Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration or termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Body with jurisdiction over the enforcement of any applicable Laws regarding the Contemplated Transactions, including the Merger: (i) entering into negotiations; (ii) providing information required by Law; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit itself or any of its Subsidiaries to dispose of or transfer any assets or agree to any restriction with respect to any assets or operations; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit itself or any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit itself or any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit itself or any of its Subsidiaries to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of Parent or any of its Subsidiaries; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding is not advisable. In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, no Regulatory Approval shall contain any conditions, restrictions or requirements that the Board of Directors of Parent reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to Parent.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Target Companies to dispose of or transfer any assets or agree to any restriction with respect to any assets or operations, (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Target Companies to discontinue offering any product or service, (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Target Companies to license or otherwise make available to any Person any technology, software or other Proprietary Asset, (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Target Companies to hold separate any assets or operations, (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Target Companies, or (vi) to contest any Legal Proceeding relating to the Merger if the Company determines in good faith that contesting such Legal Proceeding is not advisable.

Section 5.14 Commercially Reasonable Efforts. Subject to the limitations set forth in Section 5.13(d) and Section 5.13(e), each of the parties hereto agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Contemplated Transactions, including (i) taking all reasonable actions necessary to satisfy the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the Contemplated Transactions; provided, such efforts shall not require the performing party to expend any funds or assume liabilities other than expenditures and liabilities that are customary or reasonable in nature and amount in the context of the Contemplated Transactions.

Section 5.15 Employee Benefits.

(a) Parent shall (or shall cause the Surviving LLC, or a Subsidiary of Parent or the Surviving LLC to) either (i) continue the Company Employee Plans after the Effective Time, (ii) permit all employees of the Target Companies who continue employment with Parent, the Surviving LLC or any Subsidiary of Parent or the Surviving LLC after the Effective Time, (“Continuing Employees”), and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation, any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick pay, personal time off plans or programs) of Parent or any of its Subsidiaries (collectively, the “Parent Benefit Plans”) on terms no less favorable than those provided to similarly situated employees of Parent, or (iii) a combination of clauses (i) and (ii). Nothing in this Section 5.15 or elsewhere in this Agreement shall limit the right of Parent or the Surviving LLC to amend or terminate any Company Employee Plan or Parent Benefit Plan at any time.

(b) To the extent Parent continues (or causes the Surviving LLC to continue) one or more Company Employee Plans, participation in such plans by Continuing Employees and, as applicable, their eligible dependents shall continue uninterrupted at the Effective Time on the same terms and conditions in effect immediately prior to the Effective Time. To the extent Parent permits Continuing Employees and, as applicable, their eligible dependents to participate in the Parent Benefit Plans, credit for service accrued by Continuing Employees for employment with the Target Companies prior to the Effective Time shall be recognized for purposes of eligibility, computation of waiting periods, and vesting (except with respect to the accrual of any benefits under any plan, program, or arrangement of Parent or its Subsidiaries or subsidy under any retiree medical plan, or to the extent necessary to prevent duplication of benefits) and for any other benefits to which Parent typically applies such service time for employees transferred to Parent in similar situations; and Parent shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Continuing Employees and their respective eligible dependents during the applicable plan year in which the Closing occurs for purposes of satisfying the deductible and co-payment or out-of-pocket limitations for such plan year under the relevant Parent Benefit Plans.

(c) No representative of the Target Companies shall make any written communication to the Continuing Employees regarding any compensation or benefits to be provided after the Effective Time without the advance written approval of Parent, which shall not be unreasonably withheld.

(d) Notwithstanding anything to the contrary in this Section 5.15, the parties expressly acknowledge and agree that: (i) this Agreement is not intended to create a contract between Parent, the Surviving LLC, the Target Companies or any Subsidiary, on the one hand, and any employee of the Surviving LLC, the Target Companies, or any of their Subsidiaries, on the other hand, and no employee of the Surviving LLC, the Target Companies, or any of their Subsidiaries may rely on this Agreement as the basis for any breach of contract claim against Parent, the Surviving LLC, the Target Companies, or any of their Subsidiaries; (ii) nothing in this Agreement shall be deemed or construed to require Parent, the Surviving LLC, the Target Companies, or any of their Subsidiaries to continue to employ any particular employee of the Surviving LLC, the Target Companies, or any of their Subsidiaries for any period after the Effective Time; (iii) nothing in this Agreement shall be deemed or construed to limit Parent’s, the Surviving LLC’s or their Subsidiaries’ right to terminate the employment of any Continuing Employee during any period after the Effective Time; and (iv) nothing in this Agreement shall modify or amend any Company Employee Plan or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such Company Employee Plan or other agreement, plan, program, or document.

Section 5.16 Section 280G. In the event that any payments and/or benefits to any employee or independent contractor or former employee or independent contractor of any Target Company would, separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall have been or shall be made by the Company and shall have been or shall be subject to reasonable review and approval by Parent), then to the extent approval has not already been obtained, the Company shall promptly submit to the Company’s stockholders for approval (in a manner reasonably satisfactory to Parent), by such number of the Company stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, such that such payments and benefits shall not be deemed to be Section 280G Payments. In such event, prior to the Effective Time, the Company shall deliver to Parent, evidence satisfactory to Parent that a vote of the Company stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and whether the requisite approval was obtained with respect to any payments and/or benefits that were subject to the vote of the Company’s stockholders (the “280G Stockholder Approval”).

Section 5.17 Distribution of Partnership Shares. Prior to the Closing Date, the Partnership shall distribute 100% of the shares of Company Common Stock held by the Partnership to the Limited Partners and the General Partner in accordance with the provisions of the Partnership’s partnership agreement and with each such partner’s partnership interest in the Partnership on the date of such distribution.

Section 5.18 Immediate Notice of Certain Governmental Matters. During the Pre-Closing Period, the Company shall provide immediate written notice to Parent if any of the Company, its Affiliates, or any current or former employee of the Company or, to the Knowledge of the Company, any of its Affiliates receives (i) a “target letter” from the United States Department of Justice (the “DOJ”), (ii) a Wells Notice from the SEC, (iii) a subpoena from a Governmental Body to testify before a grand jury in connection with such Governmental Body’s investigation into the bidding practices of financial institutions with respect to guaranteed investment contracts and other municipal derivatives, or (iv) written notice of inquiry, investigation or commencement of any other Legal Proceeding from any Governmental Body regarding the marketing and sale of auction rate securities (other than from FINRA directly related to the FINRA Settlement).

Section 5.19 Right of First Offer.

(a) For a period of two (2) years from the Closing Date, in the event Parent determines (including by receipt of an unsolicited offer) to dispose solely of the properties and business of the Target Companies, substantially as an entirety in one or more transactions resulting in the transfer of ownership of substantially all of the properties and business of the Target Companies to one or more Persons who are not Affiliates of Parent (any such transaction, a “Company Sale”), Parent must comply with the requirements of this Section 5.19; provided, that if such sale transaction would result in a Change of Control of Parent, Parent shall not be required to comply with the provisions of this Section 5.19. For the purposes of this Section 5.19, a “Change of Control” shall mean (i) any consolidation or merger of the Parent with or into one or more other corporations or other business organizations, (ii) the sale, lease, or transfer of all or substantially all of the assets of the Parent, or (iii) any other form of corporate reorganization in which outstanding shares of the Parent are exchanged for or converted into cash, securities of another Entity, or other property, unless, in each case, the Parent’s stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such event) hold greater than 50% of the voting power of the surviving or acquiring Person immediately following such event.

(b) If Parent determines to effect a Company Sale that is not a Change of Control, it must give prompt written notice (the “Sale Notice”) to the Stockholders’ Representative (i) stating that Parent intends to effect such a Company Sale and (ii) in the event Parent has received an offer with respect to any Company Sale, including the relevant terms of such Company Sale with reasonably specificity. The Company Stockholders who have not properly exercised appraisal rights pursuant to Section 262 shall have forty-five (45) days from the date of mailing of a Sale Notice (the “Offer Period”) to offer to purchase the properties and business of the

Target Companies, which such offer will be made by the Stockholders’ Representative on behalf of such Company Stockholders by giving written notice (the “Offer Exercise Notice”) to Parent, which shall specify a price and general terms governing the contemplated acquisition of the Target Companies. Thereafter, Parent and the Stockholders’ Representative, on behalf of such Company Stockholders, shall have thirty (30) days from the date of the Offer Exercise Notice (the “Negotiation Period”) in which to negotiate definitive terms and agreements for the acquisition of the Target Companies. Unless extended by mutual agreement, the rights of such Company Stockholders to negotiate pursuant to this Section 5.19 shall expire at the end of the Negotiation Period.

(c) In the event that the Stockholders’ Representative does not send the Offer Exercise Notice during the Offer Exercise Period, or Parent and the Company Stockholders fail to reach an agreement during the Negotiation Period, then Parent shall have one hundred eighty (180) days following the Offer Period or the Negotiation Period, as the case may be (the “Open Period”), to dispose of the properties and business of the Target Companies or enter into an agreement providing for the closing of a Company Sale; provided, that in the event an Offer Exercise Notice was provided to Parent, such Company Sale shall be at a price equal to at least 90% of the price offered to the Company Stockholders pursuant to this Section 5.19 and upon such other terms generally no more favorable to the purchasers in such Company Sale than specified in the Offer Exercise Notice. In the event Parent has not disposed of the properties and business of the Target Companies or entered into a qualifying agreement to sell such properties and assets within the Open Period, then Parent shall not thereafter sell the properties or business of the Target Companies without Parent first making a new determination to undertake a Company Sale and providing the Stockholders’ Representative the Sale Notice in accordance with Section 5.19(b) above.

(d) Each Company Stockholder may assign its rights under this Section 5.19 (i) to any of its Affiliates or (ii) if such Company Stockholder is an individual, (A) to members of such specified Company Stockholder’s immediate family (as defined in Instruction (1)(b)(ii) of Item 404(a) of Regulation S-K under the Securities Act) or (B) to a trust or other similar entity of which such Company Stockholder and/or Company Stockholder’s immediate family are the beneficiaries, in each case without the consent of any of the other parties hereto.

Section 5.20 Formation of Merger Sub. Prior to the Closing Date, the Bank shall (i) cause Merger Sub to be duly organized as a wholly-owned direct Subsidiary of the Bank pursuant to the Certificate of Formation and the Limited Liability Company Agreement attached hereto as Exhibit D and Exhibit E, respectively, and (ii) assign all of its rights and obligations under this Agreement to Merger Sub. In addition, prior to the Closing Date, the Bank shall cause the Board of Managers and the sole member of Merger Sub to approve the Merger and the consummation of the transactions described in this Agreement and shall cause the Contemplated Transactions to be authorized and approved by all necessary action on the part of Merger Sub.

Section 5.21 SEC Reporting Obligations. In the event Parent becomes subject to the registration requirements under Section 12(g) of the Exchange Act, Parent will timely file an Exchange Act registration statement (the “Registration Statement”).

Section 5.22 FINRA Settlement Finalized and Related Offer to Repurchase ARS Completed. The Company shall use its commercially reasonable efforts to cause FSC to, as soon as reasonably possible and in any event prior to the Closing Date: (i) enter into a FINRA Settlement with FINRA that resolves the auction rate securities investigation by FINRA of FSC pursuant to the submission (which FINRA shall have formally accepted in writing) of a Letter of Acceptance Waiver and Consent with terms that are reasonably satisfactory to Parent and (ii) fulfill in full its obligation to offer to repurchase at par from its customers and former customers “Eligible ARS” (as such term is defined in the Settlement Term Sheet dated September 15, 2008 between FSC and FINRA) and any other auction rate securities that FSC or its Affiliates are required to offer to repurchase pursuant to the FINRA Settlement.

ARTICLE 6

MUTUAL CONDITIONS PRECEDENT TO PARTIES’ OBLIGATIONS

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived by mutual agreement of Parent and the Company, in whole or in part, to the extent permitted by applicable Law:

Section 6.1 Company Stockholders Approval. The Company Stockholders Approval shall have been obtained.

Section 6.2 No Order or Injunction. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, arbitration award, finding or other Order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger (a “Restraint”).

Section 6.3 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act or any other Antitrust Laws shall have expired or early termination shall have been granted.

Section 6.4 Governmental Body Proceedings.

(a) No Governmental Body shall have instituted (or if instituted, shall not have withdrawn) any Legal Proceeding wherein an unfavorable Order would reasonably be likely to (i) prevent or restrain the consummation of the Contemplated Transactions, including the Merger, or (ii) cause any of the Contemplated Transactions, including the Merger, to be rescinded following consummation thereof.

(b) Neither Parent nor the Company shall have received any written communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

Section 6.5 Ineligible Assets Purchase and Sale. PCEquity and the Company shall have consummated the transactions contemplated by the Stock Purchase Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

Section 7.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in each of the other Contracts delivered to Parent in connection with the Merger and the Contemplated Transactions shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any Company Disclosure Schedule Update, and without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

Section 7.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.3 Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

Section 7.4 Consents and Regulatory Approvals.

(a) All notices and Consents set forth on Schedule 3.21(b) and Schedule 3.21(c) of the Company Disclosure Schedule shall have been made or obtained by the Company.

(b) All Regulatory Approvals required to have been obtained by the Company shall have been obtained by the Company and shall remain in full force and effect, and no such Regulatory Approval shall contain any conditions, restrictions or requirements that the Board of Directors of Parent reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Parent would not have entered into the Agreement had such conditions, restrictions or requirements been known at the date of the Agreement.

(c) The Bank shall have received approval from the Texas Department of Banking and any other Governmental Body to permit consummation of the Contemplated Transactions (including, but not limited to, establishing the Merger Sub as an operating Subsidiary of the Bank and acquiring and owning the Company and all Subsidiaries of the Company (except for First Southwest Capital Investments, Inc.)), which approval shall not, in the reasonable opinion of the Parent or the Bank, contain any unreasonable conditions or restrictions that materially affect the economics of the Contemplated Transactions.

Section 7.5 Litigation.

(a) There shall not be any overtly threatened or pending Legal Proceeding which, in the reasonable judgment of Parent, would be reasonably likely to have an outcome that would have a Company Material Adverse Effect or a Parent Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would have a material adverse effect on the right of Parent or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries; and

(b) None of the Company, its Affiliates, or, to the Knowledge of the Company, any current or former employee of the Company or any of its Affiliates shall have received (i) a “target letter” from the DOJ, (ii) a Wells Notice from the SEC, (iii) a subpoena from a Governmental Body to testify before a grand jury in connection with such Governmental Body’s investigation into the bidding practices of financial institutions with respect to guaranteed investment contracts and other municipal derivatives, or (iv) written notice of inquiry, investigation or commencement (or overtly threatened commencement) of any other Legal Proceeding from any Governmental Body concerning the marketing and sale of auction rate securities (other than from FINRA directly related to the FINRA Settlement).

Section 7.6 Agreements and Documents. The following documents and agreements shall have been delivered (and executed, if applicable) by each of the parties to, or issuers of, such documents or agreements, other than Parent:

(a) A certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect that Section 7.1, Section 7.2 and Section 7.3 have been satisfied;

(b) The Certificate of Merger, executed by the Company;

(c) A registration rights agreement, in form and substance reasonably acceptable to Parent (the “Registration Rights Agreement”), duly executed by each of the Company Stockholders;

(d) A statement signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in the form attached hereto as Exhibit C that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code;

(e) An opinion of the Parent Financial Advisor addressed to the Board of Directors of Parent as of the date hereof, to the effect that the Merger is fair from a financial point of view to the shareholders of Parent;

(f) An opinion of Duff & Phelps, LLC, in form and substance satisfactory to Parent and its auditors, Ernst & Young, LLP, dated as of a date within two (2) days of the Closing Date (the “Duff & Phelps Opinion”), that the lower end of the range of the aggregate estimated “fair value” (within the meaning of SFAS 157) of the ARS portfolio is at least 87% of its Aggregate ARS Face Value;

(g) Evidence of FINRA approval of the change of control of broker-dealer Subsidiaries of the Company;

(h) Employment agreements, in a form reasonably acceptable to Parent, executed by each Person designated by the Parent (with the consent of the Company, which consent shall not be unreasonably withheld) (collectively, the “Employment Agreements”);

(i) Audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of September 30, 2008, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the fiscal year ending on September 30, 2008, together with the notes thereto and the unqualified reports and opinions of Deloitte & Touche, LLP, relating thereto; and

(j) Any other document, certificate or instrument reasonably requested by Parent.

Section 7.7 Appraisal Shares. Holders of no more than 3% of the issued and outstanding shares of Company Common Stock shall have demanded and validly perfected appraisal of shares in accordance with the DGCL.

Section 7.8 FINRA Settlement Finalized and Related Offer to Repurchase ARS Completed. The Company shall have: (i) entered into a FINRA Settlement with FINRA that resolves the auction rate securities investigation by FINRA of FSC pursuant to the submission (which FINRA shall have formally accepted in writing) of a Letter of Acceptance Waiver and Consent with terms that are reasonably satisfactory to Parent and (ii) fulfilled in full its obligation to offer to repurchase at par from its customers and former customers “Eligible ARS” (as such term is defined in the Settlement Term Sheet dated September 15, 2008 between FSC and FINRA) and any other auction rate securities that FSC or its Affiliates are required to offer to repurchase pursuant to the FINRA Settlement.

Section 7.9 Compliance with SEC Order. The Company shall have caused FSC to fully comply with and take all actions required by that certain Order Instituting Administrative and Cease-and-Desist Proceedings, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order Pursuant to Section 8A of the Securities Act of 1933 and Section 15(b) of the Securities Exchange Act of 1934 entered against FSC on May 27, 2008 (the “SEC

Order”), including making the required written certification to the SEC that FSC has implemented procedures that are reasonably designed to prevent and detect failures by it to conduct the auction process in accordance with the auction procedures disclosed in its disclosure documents and any supplemental disclosures and that FSC is in compliance with Section IV.D of the SEC Order.

Section 7.10 Lock-Up Agreements. The Lock-Up Agreements shall be in full force and effect, and none of the Lock-Up Stockholders shall have breached any of the terms and provisions contained therein.

Section 7.11 Distribution of Partnership Shares. The Partnership shall have distributed 100% of the shares of Company Common Stock held by the Partnership to the Limited Partners and the General Partner in accordance with Section 5.17.

Section 7.12 Company Stockholder Representation Letters and Tax Forms. The Company shall have delivered to Parent all of the Company Stockholder Representation Letters, and the Parent shall have determined that less than 35 of the Company Stockholders are not “accredited investors” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company shall have delivered to Parent a properly completed IRS Form W-9, W-8BEN, W-8IMY or such other appropriate IRS Form W-8, as the case may be, for each Company Stockholder.

Section 7.13 ARS Portfolio Classification and Valuation. Parent shall have received assurance to its reasonable satisfaction that, upon transfer following the Merger of the ARS portfolio currently held by FSC as well as the Repurchased FINRA Settlement ARS to Bank or its Affiliates, such ARS would be properly classified as securities “held to maturity.” As of Closing, FSC shall have recorded on its financial books and records an aggregate value of the ARS portfolio equal to the lesser of: (i) 90% of its Aggregate ARS Face Value or (ii) the lower end of the range of the aggregate estimated “fair value” of the ARS portfolio in the Duff & Phelps Opinion.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

Section 8.1 Representations and Warranties. The representations and warranties of Parent set forth in this Agreement and in each of the other Contracts delivered to the Company in connection with the Contemplated Transactions shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

Section 8.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 8.3 Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

Section 8.4 Consents and Regulatory Approvals.

(a) All notices and Consents set forth on Schedule 4.16(b) and Schedule 4.16(c) of the Parent Disclosure Schedule shall have been made or obtained by Parent.

(b) All Regulatory Approvals required to have been obtained by the Parent shall have been obtained by Parent and shall remain in full force and effect.

Section 8.5 Agreements and Documents. The following documents and agreements shall have been delivered (and executed, if applicable) by each of the parties to such documents or agreements, other than the Company, the Company Stockholders or any officers or employees of the Company:

(a) A certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of the Company to the effect that Section 8.1, Section 8.2, and Section 8.3 have been satisfied;

(b) A counterpart to the Registration Rights Agreement, duly executed by Parent;

(c) A counterpart to each of the Employment Agreements, duly executed by Parent; and

(d) Any other document, certificate or instrument reasonably requested by the Company.

ARTICLE 9

TERMINATION; LIABILITIES CONSEQUENT THEREON

Section 9.1 Termination Events. This Agreement may be terminated, and the Merger and the other Contemplated Transactions may be abandoned, at any time prior to the Closing, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after the Company Stockholders Approval has been obtained:

(a) By the mutual written consent of Parent and the Company.

(b) By either Parent or the Company if the Merger shall not have been consummated on or prior to March 31, 2009 (the “Termination Date”); provided, that no party may terminate this Agreement pursuant to this Section 9.1(b) if such failure of the Merger to occur by the Termination Date is due to such party’s breach or violation of any representation, warranty, covenant or agreement herein; provided, further, that if on the Termination Date any of the conditions set forth in Section 6.1, Section 6.3, Section 6.5 or Section 7.13 shall not have been satisfied or waived, then Parent may extend the Termination Date by up to ninety (90) days.

(c) By either Parent or the Company if any Governmental Body shall have issued a Restraint and such Restraint shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have satisfied its obligations under and Section 5.13 in all material respects.

(d) By either Parent or the Company if the Company Stockholders Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain the Company Stockholders Approval is caused by any action or failure to act of the Company that constitutes a breach of Section 5.3 of this Agreement.

(e) By Parent if (at any time prior to obtaining the Company Stockholders Approval) (i) the board of directors of the Company or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the board of directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal (provided that any “stop-look-and-listen” communication by the Company board of directors to the stockholders of the Company limited to the matters specified in Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of Company in connection with the commencement of a tender offer or exchange offer limited to the “stop-look-and-listen” matters specified in Rule 14d-9(f), shall not be deemed to constitute an approval or recommendation of an Acquisition Proposal); (iii) the Company shall have entered into any letter of intent with respect to or any Contract for any Acquisition Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent; (v) the Company shall have materially breached any of the provisions of Section 5.3; or (vi) the Company shall have materially breached any of the provisions of Section 5.9.

(f) By Parent, if:

(i) any representation or warranty of the Company contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date), it being understood that (A) for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, (B) for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement, any Company Disclosure Schedule Update shall be disregarded, and (C) for purposes of determining the accuracy of such representations and warranties as of any subsequent date, any Company Disclosure Schedule Update shall be disregarded, or

(ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached in any material respect;

provided, that if an inaccuracy in or breach of any representation or warranty of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach describing in reasonable detail the provision of this Agreement alleged to be inaccurate or breached and the facts constituting such alleged inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period if the Company continuously exercises commercially reasonably efforts to cure such inaccuracy or breach during the Company Cure Period; provided, further, that, if the Company cures such inaccuracy or breach prior to the expiration of the Company Cure Period, then Parent may not terminate this Agreement pursuant to this Section 9.1(f).

(g) By the Company, if:

(i) any representation or warranty of Parent contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date), it being understood that, (A) for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, (B) for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement, any Parent Disclosure Schedule Update shall be disregarded, and (C) for purposes of determining the accuracy of such representations and warranties as of any subsequent date, any Parent Disclosure Schedule Update shall be disregarded, or

(ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached in any material respect;

provided, that if an inaccuracy in or breach of any representation or warranty of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent through the use of commercially reasonable efforts during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach describing in reasonable detail the provision of this Agreement alleged to be inaccurate or breached and the facts constituting such alleged inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(g) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period if Parent continuously exercises commercially reasonably efforts to cure such inaccuracy or breach during the Parent Cure Period; provided, further, that, if Parent cures such inaccuracy or breach prior to the expiration of the Parent Cure Period, then the Company may not terminate this Agreement pursuant to this Section 9.1(g).

(h) By Parent, if (i) there shall have occurred any Company Material Adverse Effect, or (ii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

(i) By Parent, if the Company delivers notice to Parent in accordance with Section 5.18.

Section 9.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 9.1, then such party shall deliver to the other parties a written notice stating that such party is terminating this Agreement and setting forth a description of the basis on which such party is terminating this Agreement.

Section 9.3 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers, directors or stockholders, except (i) with respect to Section 5.4 (Confidentiality), this Section 9.3 (Effects of Termination) and ARTICLE 11 (Miscellaneous Provisions) and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Company Termination Fee. The Company shall pay to Parent a termination fee of $2,000,000 (the “Termination Fee”) plus the reasonable out of pocket expenses incurred by or on behalf of Parent in connection with the evaluation, negotiation, financing and implementation of the Merger (the “Termination Expenses”) if (A) this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(e) and at any time after the date hereof and prior to the Company Stockholders Approval any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within 18 months after any such termination, the Company or any of its Affiliates consummates, or becomes a party to any definitive agreement with respect to, any Acquisition Proposal (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to the Company Stockholders Approval). Any fee due under this Section 9.3(b) shall be paid to Parent by wire transfer of same-day funds within one Business Day following the entry into a definitive agreement with respect to an Acquisition Proposal or, in the absence thereof, the consummation of the Acquisition Proposal, as applicable.

(c) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, including the Merger, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee and Termination Expenses described in Section 9.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (ii) of Section 9.3(a) but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 9.3(b).

(d) The Company shall pay all expenses, including reasonable attorneys’ fees, that are actually incurred by Parent in connection with its enforcement of the rights provided in this Section 9.3.

ARTICLE 10

STOCKHOLDERS’ REPRESENTATIVE

Because the Company’s Board of Directors has approved of this Agreement and the Merger and the Company Stockholder Approval must be obtained on or prior to the Closing, each Company Stockholder on the date hereof will be deemed to have agreed that:

Section 10.1 Authorization of the Stockholders’ Representative.

(a) Hill A. Feinberg (and each successor appointed in accordance with Section 10.3) hereby is appointed, authorized, and empowered to act, on behalf of each Company Stockholder, in connection with, and to facilitate the consummation of, the Contemplated Transactions and in connection with the activities to be performed on the Company Stockholders’ behalf under this Agreement, for the purposes and with the powers and authority set forth in this ARTICLE 10, which will include the power and authority:

(i) to execute and deliver such amendments, waivers and consents in connection with this Agreement and the Contemplated Transactions as the Stockholders’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(ii) as the Stockholders’ Representative, to enforce and protect the Company Stockholders’ rights and interests and to enforce and protect the Company Stockholders’ rights and interests arising out of or under or in any manner relating to this Agreement; and

(iii) to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its reasonable discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 10.1(a)(i) and Section 10.1(a)(ii) and the Contemplated Transactions.

(b) The grant of authority provided for in this Section 10.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Target Companies and Parent to enter into this Agreement and to the Company Stockholders to vote in favor of the Merger, and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder and will be binding on any successor thereto; (ii) subject to Section 10.3, may be exercised by the Stockholders’ Representative acting by signing as Stockholders’ Representative of any Company Stockholder; and (iii) will survive any distribution of the Escrowed Earnout Shares.

Section 10.2 Compensation; Exculpation; Indemnity.

(a) The Stockholders’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment of all of his out-of-pocket expenses incurred as Stockholders’ Representative.

(b) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder or thereunder, (i) the Stockholders’ Representative will not assume any, and will incur no, liability whatsoever to any Company Stockholder because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, unless such omission involves gross negligence or willful misconduct, and (ii) the Stockholders’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice will not subject the Stockholders’ Representative to liability to any Target Company, Parent, or any other Person.

Section 10.3 Removal and Replacement of Stockholders’ Representative; Successor Stockholders’ Representative.

(c) If the Stockholders’ Representative or his heir or personal representative, as the case may be, advises the Company Stockholders that the Stockholders’ Representative is unavailable to perform its duties hereunder, within three (3) Business Days of notice of such advice, a Stockholders’ Representative, who must be a Company Stockholder, will be appointed by the Company Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Company Common Stock.

(d) Any Stockholders’ Representative may be removed at any time by a written notice, delivered by the Company Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Company Common Stock, to the Stockholders’ Representative, the other Company Stockholders and Parent. No Stockholders’ Representative may be removed until the Company Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Company Common Stock have replaced such Stockholders’ Representative by written notice delivered to the Company Stockholders and Parent.

(e) If any successor Stockholders’ Representative is appointed under Section 10.3(a) or 10.3(b), such appointment will be effective upon delivery of written notice thereof, executed by the Company Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Company Common Stock, to each of the Stockholders’ Representative, the other Company Stockholders and Parent. Any successor Stockholders’ Representative will have all of the authority and responsibilities conferred upon or delegated to a Stockholders’ Representative pursuant to ARTICLE 10.

Section 10.4 Reliance; Limitation as to Parent and the Target Companies.

(f) Parent and the Target Companies may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Stockholders’ Representative under Section 10.3, may continue to rely, without inquiry, upon the action of the Stockholders’ Representative as the action of each Company Stockholder in all matters referred to in this ARTICLE 10; provided, that if Parent is given written notice of the appointment of a successor Stockholders’ Representative under Section 10.3, Parent, the Target Companies, and the Company Stockholders will be obligated to recognize, and will only be able to so rely upon the action of, such successor Stockholders’ Representative as the Stockholders’ Representative for all purposes under this Agreement.

(g) Except as set forth in this Section 10.4, this ARTICLE 10 creates no binding obligations between Parent or the Target Companies, on the one hand, and the Company Stockholders, on the other hand.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.2 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions, including the Merger; provided, that all filing fees in connection with the filing by the parties of the pre-merger notification and report forms relating to the Merger under the HSR Act shall be paid 21% by the Company and 79% by the Parent. If for any reason the Contemplated Transactions, including the Merger, are not consummated, neither party will have any claim against the other with respect to such expenses.

Section 11.3 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). For purposes of this Agreement, any party bringing an action against another party shall be deemed to be the prevailing party only if such party is awarded an amount in excess of the maximum amount offered by the opposing party after the filing of the complaint in such action, and the defending party shall be deemed to be the prevailing party only such party obtains a defense verdict or has entered against such party an award less than the maximum amount offered by such party at any time after the filing of the complaint in such action.

Section 11.4 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative) and except as expressly provided herein, nothing herein will be considered an election of remedies. Each party hereto acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to (a) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach in any action instituted in a court having jurisdiction over the parties and the matter, subject to Section 11.12 and Section 11.13.

Section 11.5 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement or to insist upon strict compliance with any provision of this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.6 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY RELATED AGREEMENT OR THE MERGER OR THE CONTEMPLATED TRANSACTIONS. THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY RELATED AGREEMENT. THE SCOPE OF THE WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL ACTIONS THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE MERGER AND THE CONTEMPLATED TRANSACTIONS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6. IN THE EVENT ANY ACTION IS BROUGHT BY A PARTY WITH RESPECT TO ANY DISPUTE

BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED AGREEMENTS OR TO ANY DEALINGS AMONG THE PARTIES RELATING TO THE CONTEMPLATED TRANSACTIONS, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY A COURT.

Section 11.7 Amendments. This Agreement and the Exhibits and Schedules hereto may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

Section 11.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

First Southwest Holdings, Inc.

325 North St. Paul Street, Suite 800

Dallas, TX 75201

Attention: Hill A. Feinberg

With a copy to:

Akin Gump Strauss Hauer & Feld, LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Attention: J. Kenneth Menges, Jr., P.C.

If to Parent, Merger Sub or after the Closing, to the Surviving Company, to:

Plains Capital Corporation

2911 Turtle Creek Blvd., Suite 700

Dallas, TX 75219

Attention: Alan B. White

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel

Section 11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). No party may assign this Agreement or any rights, interests or obligations hereunder (in whole or in part, by operation of law or otherwise) to any Person without the prior written consent of the other party, and any attempt to make such assignment without such consent shall be null and void ab initio; provided, that the Bank may assign its rights and obligations under this Agreement to the Merger Sub as contemplated in Section 5.20 hereof without obtaining the prior written consent of any party hereto.

Section 11.10 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions, including the Merger.

Section 11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to Contracts made and performed in such state (regardless of the laws that might be applicable under principles of conflicts of law).

Section 11.13 Jurisdiction; Venue; and Arbitration.

(a) The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any federal or state court located within the State of Texas over any dispute arising out of or relating to the Merger, this Agreement or any of the Contemplated Transactions and each party hereby irrevocably and unconditionally agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8.

(c) All disputes arising under this Agreement (“Disputes”), will be resolved as follows: first, the Company (in the event the Dispute arises prior to the Closing) or Stockholders’ Representative (in the event the Dispute arises following the Closing) and senior management of Parent may meet to attempt to resolve such disagreements. If the Dispute is not so resolved by agreement of the parties, any party may at any time make a written demand for binding arbitration of the Dispute in accordance with this Section 11.13(c); provided that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes; and provided further that resolution of Disputes with respect to claims by third Persons will be deferred until any judicial proceedings with respect thereto are concluded. The Commercial Arbitration Rules of the American Arbitration Association in effect on the date hereof, and except as the applicable rules are modified by this Agreement, will apply. As a minimum set of rules in the arbitration the parties agree as follows:

(i) The arbitration will be held before a panel of three arbitrators consisting of one arbitrator selected by Parent, the other selected by Stockholders’ Representative, and the third then selected by those two arbitrators.

(ii) The party initiating arbitration (the “Claimant”) will give to the other party (the “Respondent”) notice of its intention to arbitrate (the “Demand”). The Demand will contain a statement setting forth in reasonable detail the nature of the Claimant’s claim, the names and addresses of all other parties, the amount involved, if any, and the remedy sought.

(iii) The arbitrators will deliver their decision in writing within thirty (30) days after the termination of the arbitration hearings.

(iv) Parent on the one hand and the Company Stockholders on the other, will equally bear the costs and fees of the arbitration. The parties agree that a court reporter will record the arbitration proceedings and that the reporter’s record will be the agreed to transcript of the proceedings. Parent on the one hand and the Company Stockholders on the other will share the expenses of this reporter equally.

(v) The arbitrators will specify the basis for their decision, the basis for the damages award and a breakdown of the damages awarded, and the basis of any other remedy. The arbitrators’ decision will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an Order in any court of competent jurisdiction in the United States; provided that this Agreement confers no power or authority upon the arbitrators to render any decision that is based on clearly erroneously findings of fact, that manifestly disregards the Law, or exceeds of the powers of the arbitrator, and no such decision will be eligible for confirmation. Each party hereto agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such Order. The provisions of this Agreement will be binding on the arbitrators.

(vi) Any arbitration proceeding will be conducted on a confidential basis.

(vii) The arbitrators’ discretion to fashion remedies hereunder will be no broader than the legal and equitable remedies available to a court, unless the parties expressly state elsewhere in this Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the Law governing this Agreement.

Section 11.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Parent shall have any liability for any obligations or liabilities of Parent under this Agreement or for any claim based on, in respect of, or by reason of, Merger or any of the Contemplated Transactions except to the extent (i) such limitation from liability is not permitted by the DGCL as the same exists or may be amended or (ii) such liability is the result of fraud, bad faith or willful misconduct on the part of any such party.

Section 11.15 Time of the Essence. Time is of the essence in the performance of this Agreement.

Section 11.16 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.17 Counterparts and Exchanges by Fax or Email Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or email (in .pdf or .tif format) transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party to this Agreement, any Related Agreement, or other document to be delivered in connection with the Contemplated Transactions, including the Merger, will raise the use of a fax or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 11.18 Parties in Interest. Except with respect to Section 5.7 and Section 5.20, none of the provisions of this Agreement is intended to provide any rights, benefits or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 11.19 Entire Agreement. This Agreement and the Related Agreements, together with the Exhibits and Schedules hereto and thereto and the certificates, documents, instruments and writing that are delivered hereto and thereto, set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

Section 11.20 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and the Exhibits and Schedules hereto (including the Company Disclosure Schedules and the Parent Disclosure Schedules), the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, (i) all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement, Exhibits, and Schedules to this Agreement and (ii) all references in this Agreement to currency (unless otherwise expressly indicated) are intended to refer to U.S. dollars.

(e) Any reference to any federal, state, local or foreign Law will be deemed also to refer to Law as amended and all rules regulations promulgated thereunder, unless the context requires otherwise.

(f) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivisions unless expressly so limited.

Section 11.21 Incorporation by Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

FIRST SOUTHWEST HOLDINGS, INC.

By:	/s/ Hill A. Feinberg
Name:	Hill A. Feinberg
Title:	Chairman & CEO

PLAINS CAPITAL CORPORATION

By:	/s/ Alan B. White
Name:	Alan B. White
Title:	Chairman and Chief Executive Officer

PLAINSCAPITAL BANK

By:	/s/ Alan B. White
Name:	Alan B. White
Title:	Chairman and Chief Executive Officer

HILL A. FEINBERG, as Stockholders’ Representative

/s/ Hill A. Feinberg
Hill A. Feinberg

Exhibit A

Certain Class Action Litigation Matters

1.	Fairfax County, Virginia, et al. v. Wachovia Bank, N.A., et al.
2.	Hinds County, Mississippi, et al. v. Wachovia Bank, N.A., et al.
3.	The City of Oakland, California v. AIG Financial Products, Corp., et al.
4.	Central Bucks School District v. Wachovia Bank N.A., et al.
5.	Mayor and City Counsel of Baltimore, et al. v. Wachovia Bank N.A., et al.
6.	County of Alameda California, et al. v. AIG Financial Products Corp., et al.
7.	Washington County, Tennessee, et al. v. Bank of America, N.A., et al.
8.	City of Fresno, California, et al. v. AIG Financial Products Corp., et al.
9.	City of Los Angeles, California, et al. v. Bank of America, N.A., et al.
10.	City of Stockton, California v. Bank of America, N.A., et al.
11.	County of San Diego v. Bank of America, N.A., et al.
12.	County of Contra Costa v. Bank of America, N.A., et al.
13.	County of San Mateo v. Bank of America, N.A., et al.
14.	Fairfax County, Virginia, N.A et al. v. Bank of America, N.A., et al. (Consolidated Class Action Complaint filed pursuant to MDL Order No. 1950)
15.	Any other class action or substantially similar litigation filed prior to Closing which is related to the bidding practices of providers and brokers who sold municipal derivatives to issuers of municipal bonds.

Exhibit B

Earnout Calculation Table

Aggregate Sales Price/Value as % of Face Value

Less than	& Greater than or Equal to	Distribution % of Escrowed Earnout Shares
	90%	100%
90%	89%	90%
89%	88%	80%
88%	87%	70%
87%	86%	60%
86%	85%	50%
85%	84%	40%
84%	83%	30%
83%	82%	20%
82%	81%	10%
81%	80%	5%
80%		0%

Exhibit C

FIRPTA Certificate

Corporation’s Statement of Status

Name of Corporation: First Southwest Holdings, Inc.

Applicable Period: January __, 2004 through January __, 2009

Date of Disposition: January __, 2009

First Southwest Holdings, Inc. (the “Corporation”) has made the following determination:

The Corporation is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Internal Revenue Code), during the Applicable Period.

I verify under penalties of perjury that the foregoing statement is correct to my knowledge and belief, and I further declare that I have authority to sign this statement on behalf of the Corporation.

Signature:
Name:
Title:
Date:

Exhibit D

Certificate of Formation

CERTIFICATE OF FORMATION

OF

FSWH ACQUISITION LLC

This Certificate of Formation of FSWH ACQUISITION LLC (the “LLC”) is being duly executed and filed by Scott Luedke as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is:

FSWH Acquisition LLC

SECOND. The address of the registered office of the LLC in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are:

CT Corporation System

Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the              day of                 , 2008.

Scott Luedke, Authorized Person

Exhibit E

Limited Liability Company Agreement

LIMITED LIABILITY COMPANY AGREEMENT

OF

FSWH ACQUISITION LLC

(A Delaware Limited Liability Company)

THE MEMBERSHIP INTEREST REFERENCED HEREIN HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THIS SECURITY MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF MANAGERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE BOARD OF MANAGERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE BOARD OF MANAGERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.

LIMITED LIABILITY COMPANY AGREEMENT

OF

FSWH ACQUISITION LLC

(A Delaware Limited Liability Company)

i

3.15.	Indemnification	4

3.16.	Actions Without a Meeting and Telephone Meetings	4

ARTICLE 4 RIGHTS AND DUTIES OF THE MEMBER		5

4.1.	Place of Meetings	5

4.2.	Annual and Special Meetings	5

4.3.	Actions Without a Meeting	5

4.4.	Number	5

ARTICLE 5 CAPITALIZATION		5

5.1.	Capital Contributions	5

5.2.	Withdrawal or Reduction of Capital Contributions	5

5.3.	Liability of the Member	6

ARTICLE 6 DISTRIBUTIONS		6

6.1.	Distributions	6

6.2.	Limitation Upon Distribution	6

ARTICLE 7 BOOKS AND ACCOUNTS		6

7.1.	Records and Reports	6

7.2.	Returns and Other Elections	6

ARTICLE 8 DISSOLUTION AND TERMINATION		6

8.1.	Dissolution	6

8.2.	Distribution of Assets Upon Dissolution	7

8.3.	Certificate of Cancellation	7

ARTICLE 9 TRANSFERS OF MEMBERSHIP INTEREST		7

ARTICLE 10 MISCELLANEOUS PROVISIONS		7

10.1.	Notices	7

10.2.	Application of Delaware Law	8

10.3.	Headings and Sections	8

10.4.	Amendments	8

10.5.	Number and Gender	8

10.6.	Binding Effect	8

10.7.	Counterparts	8

Attachment: Exhibit A

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

FSWH ACQUISITION LLC

(A Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated the              day of             , 2008, is hereby duly adopted as the Limited Liability Company Agreement of FSWH Acquisition LLC, a Delaware limited liability company, by the Board of Managers, and is hereby ratified, confirmed and approved as such by the sole Member.

ARTICLE 1

DEFINITIONS

1.1. Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means this Limited Liability Company Agreement of the Company as originally adopted and as amended from time to time.

“Board of Managers” the group of Persons designed as Managers.

“Business Day” means a day other than a Saturday, Sunday, or other day that is a nationally recognized holiday.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by the Member whenever made.

“Certificate” means the Certificate of Formation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means FSWH Acquisition LLC, a Delaware limited liability company.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Majority” means, with respect to any referenced group of Managers, a combination of any of such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

“Manager” means each Person designated as a Manager on Exhibit A, or any other Person or Persons that succeed such Person or Persons in that capacity or are elected to act as additional Managers of the Company as provided herein.

“Member” means PlainsCapital Bank, a Texas banking association.

“Membership Interest” means the entire equity interest of the Member in the Company and all rights and liabilities associated therewith including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Person” means a natural person or any corporation, limited liability company, partnership, limited partnership, joint venture, trust, estate, governmental entity, or other entity.

1.2. Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article 1 have the meanings contained elsewhere in this Agreement.

ARTICLE 2

FORMATION

2.1. Name and Formation. The name of the Company is “FSWH Acquisition LLC.” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Member from time to time. The Company was formed as a limited liability company upon the issuance of the Certificate of Formation to the Company from the Secretary of State of the State of Delaware, pursuant to the Act.

2.2. Principal Place of Business. The principal office and place of business of the Company are set forth on Exhibit A. The Company may locate its place of business and principal office at any other place or places as the Board of Managers may from time to time deem necessary or advisable.

2.3. Registered Office and Agent. The registered office and registered agent of the Company shall be the registered office and registered agent named in the Certificate and set forth on Exhibit A. The Company may change the registered office and registered agent as the Board of Managers may from time to time deem necessary or advisable.

2.4. Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5. Purposes and Powers. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate of the Company and this Agreement.

2.6. Foreign Qualification. The Board of Managers shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business. To the extent required by law or as the Board of Managers determines is otherwise advisable, the Board of Managers shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

2

ARTICLE 3

RIGHTS AND DUTIES OF THE BOARD OF MANAGERS

3.1. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated Board of Managers. In addition to the powers and authorities expressly conferred by this Agreement upon the Board of Managers, the Board of Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act or this Agreement, including, but not limited to, contracting for or incurring debts, liabilities, and other obligations on behalf of the Company.

3.2. Number and Qualifications. The number of Managers on the Board of Managers shall be at least one (1), and not more than five (5), or as may be determined by the Member from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Delaware. The Managers in their discretion may elect a chairman of the Board of Managers who shall preside at meetings of the Board of Managers.

3.3. Election. At the first annual meeting of the Member and at each annual meeting thereafter, the Member shall elect one or more Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which such Person is elected and until such Person’s successor shall be elected and qualified.

3.4. Vacancy. Any vacancy occurring for any reason in the number of Managers shall be filled by the Member. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

3.5. Removal. At a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the Member.

3.6. Place of Meetings. All meetings of the Board of Managers may be held either within or without the State of Delaware.

3.7. Annual Meetings. The annual meeting of the Board of Managers shall be held, without further notice, immediately following the annual meeting of the Member, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

3.8. Regular Meetings. Regular meetings of the Board of Managers may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Board of Managers.

3.9. Special Meetings. Special meetings of the Board of Managers may be called by any Manager on three (3) Business Days’ notice to each Manager, either personally or by mail, telephone, or facsimile.

3.10. Quorum. At all meetings of the Board of Managers, the presence of a Majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a Majority shall be the act of the Board of Managers, except as otherwise provided by law or this Agreement. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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3.11. Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

3.12. Compensation. Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time agreed upon by the Member. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for such service.

3.13. Officers. The Board of Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. The Board of Managers may assign titles to particular officers, including, without limitation, president, vice president, secretary, assistant secretary, treasurer, and assistant treasurer. Each officer shall hold office until such Person’s successor shall be duly designated and shall qualify or until such Person’s death or until such Person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Managers. Any officer may be removed as such, either with or without cause, by the Board of Managers whenever in the Board of Managers’ judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Board of Managers.

3.14. Committees. The Board of Managers may, by approval of a Majority, designate one or more committees, each committee to consist of one or more of the Managers. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to all the Managers when required.

3.15. Indemnification. The Managers and officers shall be indemnified and held harmless by the Company, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Company affairs, but excluding those caused by the gross negligence or willful misconduct of the Manager or officer, as the case may be, subject to all limitations and requirements imposed by the Act. The Company may advance expenses to the Managers or officers to defend any claim for which the Managers or officers shall be indemnified and held harmless by the Company. These indemnification rights are in addition to any rights that the Managers or officers may have against third parties. THE FOREGOING INDEMNIFICATION SPECIFICALLY INCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S SOLE, JOINT, OR CONTRIBUTORY NEGLIGENCE, BUT SPECIFICALLY EXCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S WILLFUL MISCONDUCT, FRAUD, OR GROSS NEGLIGENCE. THE INDEMNIFIED PARTY WOULD NOT HAVE ENTERED THIS AGREEMENT IF NOT FOR THIS INDEMNIFICATION.

3.16. Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article 3, all actions of the Board of Managers provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference

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telephone. Any such action that may be taken by the Board of Managers without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the number of Managers constituting not less than the minimum amount of Managers that would be necessary to take such action at a meeting at which the Managers entitled to vote on the action were present and voted.

ARTICLE 4

RIGHTS AND DUTIES OF THE MEMBER

4.1. Place of Meetings. All meetings of the Member shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Member and set forth in the respective notice or waivers of notice of such meeting.

4.2. Annual and Special Meetings. The annual and special meetings of the Member for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Member from time to time.

4.3. Actions Without a Meeting. Notwithstanding any provision contained in this Article 4, all actions of the Member provided for herein may be taken by written consent without a meeting. Any such action that may be taken by the Member without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by the Member.

4.4. Number. There shall be only one (1) Member of the Company, that being PlainsCapital Bank, a Texas banking association, its successor or assignee.

ARTICLE 5

CAPITALIZATION

5.1. Capital Contributions.

(a) The Member has contributed cash or property to the Company in the amount set forth as the Capital Contribution of such Member on the books and records of the Company. Such cash or property shall be the Capital Contribution of the Member and, in connection with such contribution, the Member shall receive its Membership Interest.

(b) If at any time the Member determines that the Company has insufficient funds to carry out the purposes of the Company, the Member may make additional Capital Contributions.

(c) The Member shall not be paid interest on any Capital Contribution.

5.2. Withdrawal or Reduction of Capital Contributions.

(a) The Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) Except as may be otherwise specifically provided in this Agreement, the Member shall have the right to withdraw all or any part of its Capital Contribution.

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5.3. Liability of the Member. The Member shall not be liable for the debts, liabilities, or obligations of the Company beyond its Capital Contributions. The Member shall not be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE 6

DISTRIBUTIONS

6.1. Distributions. Subject to Section 6.2, the Company shall make all distributions at such times as determined by the Member.

6.2. Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Member on account of its Capital Contributions.

ARTICLE 7

BOOKS AND ACCOUNTS

7.1. Records and Reports. At the expense of the Company, the Board of Managers shall maintain records and accounts of all operations and expenditures of the Company.

7.2. Returns and Other Elections. The Board of Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member as soon as practicable after the end of each Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Board of Managers with the consent of the Member.

ARTICLE 8

DISSOLUTION AND TERMINATION

8.1. Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) Upon the election to dissolve the Company by the Member;

(ii) Upon the death, retirement, resignation, expulsion, bankruptcy, legal incapacity, or dissolution of the Member, or the occurrence of any other event that terminates the continued membership of the Member; or

(iii) The entry of a decree of judicial dissolution under the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article 8.

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(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

(d) Upon dissolution of the Company, the Board of Managers may cause any part or all of the assets of the Company to be sold in such manner as the Board of Managers shall determine in an effort to obtain the best prices for such assets; provided, however, the Board of Managers may distribute assets of the Company in kind to the Member to the extent practicable.

8.2. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to the Member on account of its Capital Contributions; and

(b) Second, any remainder shall be distributed to the Member.

8.3. Certificate of Cancellation. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member according to its respective rights and interests, the Certificate of Cancellation shall be executed on behalf of the Company by a Manager or the Member and shall be filed with the Secretary of State of the State of Delaware, and the Board of Managers and the Member shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE 9

TRANSFERS OF MEMBERSHIP INTERESTS

The Member may sell, assign, or otherwise transfer all or any portion of its Membership Interest at any time to any Person as long as such transfer would not result in a violation of applicable law, including U.S. federal or state securities law.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1. Notices.

(a) Any notice, notification, demand, or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission during normal business hours to the place of business of the recipient.

(b) For purposes of all notices, the addresses and facsimile numbers of the Managers and the Member are set forth on Exhibit A.

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(c) All notices, notifications, demands, or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such carrier; (ii) if mailed, five (5) Business Days after being deposited in the mail; (iii) if sent via facsimile transmission, the next Business Day after being so transmitted.

10.2. Application of Delaware Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act.

10.3. Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

10.4. Amendments.

(a) This Agreement may be amended, supplemented, or restated only upon the written consent of the Member.

(b) Upon obtaining the approval of any amendment to the Certificate, the Board of Managers shall cause a Certificate of Amendment in accordance with the Act to be prepared, and such Certificate of Amendment shall be executed by at least one (1) Manager and shall be filed in accordance with the Act.

10.5. Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

10.6. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member, its distributees, heirs, legal representatives, executors, administrators, successors, and assigns.

10.7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member and Managers who executed the same, but all of such counterparts shall constitute the same Agreement.

Remainder of Page Intentionally Left Blank.

Signature Pages To Follow.

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IN WITNESS WHEREOF, the undersigned, being the initial Manager on the Board of Managers, has caused this Agreement to be duly adopted by the Company effective as of the                      day of             , 2008.

ALAN B. WHITE

The undersigned, being the sole Member, does hereby ratify, confirm, and approve the adoption of this Agreement as the limited liability company agreement of the Company, and does hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement to be effective as of the                      day of              , 2008.

PLAINSCAPITAL BANK, a Texas banking association

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT

OF

FSWH ACQUISITION LLC

(A Delaware Limited Liability Company)

EXHIBIT A

1.	Name of Company:	FSWH Acquisition LLC

2.	Address of Company:	2911 Turtle Creek Blvd. Suite 700 Dallas, Texas 75219

3.	Telephone Number of Company:	(214) 252-4100

4.	Facsimile Number of Company:	(214) 252-4147

5.	Registered Agent and Registered Office:	The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801

6.	Manager:

	a. Name of Manager:	Alan B. White

	Address:	2911 Turtle Creek Blvd. Suite 700 Dallas, Texas 75219

	Telephone Number:	(214) 252-4100

	Facsimile Number:	(214) 252-4147

7.	Name of Member:	PlainsCapital Bank

	Address:	2911 Turtle Creek Blvd. Suite 700 Dallas, Texas 75219

	Telephone Number:	(214) 252-4100

	Facsimile Number:	(214) 252-4147

	Date Became Member:	_________________, 2008